UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE E.W. SCRIPPS COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SCRIPPS 2020 Notice of Annual Meeting of Shareholders & Proxy Statement

THE E.W. SCRIPPS COMPANY

Scripps Center 312 Walnut Street Cincinnati, Ohio 45202

Notice of Annual Meeting of Shareholders

To Be Held May 4, 2020

Date & Time:	Location:	Record Date:
May 4, 2020, at 4:00 PM	Scripps Center, 312 Walnut Street, 10th Floor Conference Center, Cincinnati, Ohio	March 6, 2020

Vote by Internet	To the Shareholders of The E.W. Scripps Company

The Annual Meeting of the Shareholders (the "Annual Meeting") of The E.W. Scripps Company (the “Company”) will be held at the Scripps Center, 312 Walnut Street, 10th Floor Conference Center, Cincinnati, Ohio, on Monday, May 4, 2020, at 4:00 PM, local time, for the following purposes:

1.     to elect directors;

2.     to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020; and

3.     to hold an advisory (non-binding) vote to approve named executive officer compensation (a “say-on-pay vote”).

www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information.

Vote by Phone

The shareholders will also transact such other business as may properly come before the Annual Meeting.  The Company's board of directors (the "Board") has fixed the close of business on March 6, 2020, as the record date for the determination of shareholders who are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

If you plan to attend the Annual Meeting and need special assistance because of a disability, please contact the secretary’s office at secretary@scripps.com.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow companies to deliver proxy materials to their shareholders on the Internet. On or about March 23, 2020, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and were provided access to our proxy materials over the Internet. The proxy materials include the 2019 Annual Report to Shareholders and the Proxy Statement.

1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions.

Vote by Mail

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you are personally able to attend. Even if you plan to attend the Annual Meeting, please vote as instructed on the Notice, via the Internet or the telephone, as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

request & submit a paper proxy card

Your proxy is being solicited by the Board.

Vote in Person	Julie L. McGehee, Esq. Secretary and Vice President March 23, 2020

attend the Annual Meeting

The E.W. Scripps Company	2020 Proxy Statement

THE E.W. SCRIPPS COMPANY

312 Walnut Street

Cincinnati, Ohio 45202

PROXY STATEMENT

2020 Annual Meeting

May 4, 2020

This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors (the "Board") of The E.W. Scripps Company, an Ohio corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Monday, May 4, 2020, at the Scripps Center, 312 Walnut Street, 10th Floor Conference Center, Cincinnati, Ohio, at 4:00 PM local time.

The close of business on March 6, 2020, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date").

Internet Availability of Proxy Materials

We are furnishing proxy materials to our shareholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission, instead of mailing printed copies of those materials to each shareholder. On March 23, 2020, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote via the Internet or by telephone.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you would prefer to continue to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Voting Procedures

On March 6, 2020, the Company had outstanding 69,392,858 Class A Common Shares, $.01 par value per share (“Class A Common Shares”), and 11,932,722 Common Voting Shares, $.01 par value per share (“Common Voting Shares”). Holders of Class A Common Shares are entitled to elect the greater of three or one-third of the directors of the Company but are not entitled to vote on any other matters except as required by Ohio law. Holders of Common Voting Shares are entitled to elect all remaining directors and to vote on all other matters requiring a vote of shareholders. Each Class A Common Share and Common Voting Share is entitled to one vote upon matters on which such class of shares is entitled to vote.

To have a quorum necessary to conduct business at the Annual Meeting, it is necessary to have shares that represent (in person or by proxy) the holders of (i) a majority of our Class A Common Shares outstanding on the Record Date, and (ii) a majority of our Common Voting Shares outstanding on the Record Date. Shares represented in person or by proxy (including shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the Annual Meeting for that proposal. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

If you are a shareholder of record (i.e., you directly hold your shares through an account with our transfer agent, Computershare), you can vote in person following the instructions in this Proxy Statement using one of the three methods described previously. If you are a beneficial owner (i.e., you indirectly hold your shares through a nominee such as a bank or broker), you can vote in person following the instructions in this Proxy Statement using the methods provided by your nominee.

The E.W. Scripps Company	6	2020 Proxy Statement

Solicitation of Proxies

The solicitation of proxies is made by, and on behalf of, the Board. The Company will pay the cost of the solicitation of proxies, including the cost of printing and mailing the notice of the Annual Meeting, the Proxy Statement and the accompanying proxy.  In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of the Company by Internet (including by email, Twitter, the use of our investor relations website and other online channels of communication), telephone, facsimile and other electronic channels of communication, town hall meetings, personal interviews, press releases, and press interviews. Our directors, officers and regular employees may, without compensation other than their regular compensation and the reimbursement of expenses, solicit proxies by telephone or personal conversation. The Company has retained the services of Broadridge Financial Solutions, Inc. at an estimated cost of $6,500 to assist the Company in the solicitation of proxies from brokers, nominees, institutions and individuals.

The E.W. Scripps Company	7	2020 Proxy Statement

Proposal 1-Election of Directors

(Item 1 on the Proxy Card)

A board of 11 directors is to be elected, three by the holders of Class A Common Shares voting separately as a class and eight by the holders of Common Voting Shares voting separately as a class. The nominating & governance committee recommended to the Board each of the nominees set forth below. In the election, the nominees receiving the greatest number of votes will be elected. Directors are elected by the shareholders for terms of one year and hold office until their successors are elected and qualify.  Each of the director nominees identified in this Proxy Statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a director if elected.

Each proxy for Class A Common Shares executed and returned by a holder of such shares will be voted for the election of the three directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Each proxy for Common Voting Shares executed and returned by a holder of such shares will be voted for the election of the eight directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Although the Board does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the Board may propose.

✓	THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR WHICH YOU ARE ENTITLED TO VOTE FOR ELECTION AS A DIRECTOR.

The E.W. Scripps Company	8	2020 Proxy Statement

Report on the Nominees for Election to the Board of Directors

The following table sets forth certain information as to each of the nominees for election to the Board.

Nominees for Election by Holders of Class A Common Shares

Age: 60 Director since: 2018 Committees: Audit

Lauren Rich Fine(1)

Partner at Gries Financial, LLC

Partner at investment/wealth management firm, Gries Financial, LLC since 2016.  Executive search consultant at Howard & O’Brien from 2010 to 2015. Faculty member at Kent State University School of Journalism & Mass Communication from 2007 to 2011.  Managing Director in Equity Research at Merrill Lynch from 1986 to 2007.

Age: 58 Director since: 2019 Committees: Compensation

Wonya Y. Lucas(2)

President and Chief Executive Officer of Public Broadcasting Atlanta

President and Chief Executive Officer of Public Broadcasting Atlanta from 2015 to present. President of Lucas Strategic Consultants, LLC from 2013 to 2015. President and Chief Executive Officer of TV One, LLC from 2012 to 2014.

Age: 64 Director since: 2008 Committees: Lead Director, Audit, Executive, Nominating & Governance

Kim Williams(3)

Retired Senior Vice President, Partner, and Associate Director;

Global Industry Research at Wellington Management Company, LLP

Lead Director since 2018.  Retired since 2006. Senior Vice President, Partner, and Associate Director of Global Industry Research at Wellington Management Company, LLP from 1995 to 2001. Senior Vice President, Partner, Global Industry Analyst from 1986 to 1995.

The E.W. Scripps Company	9	2020 Proxy Statement

Nominees for Election by Holders of Common Voting Shares
Age: 68 Director since: 2019 Committees: Compensation

Marcellus W. Alexander, Jr.

Senior Advisor, Television and President of National Association of Broadcasters Leadership Foundation from 2018 to 2019.  Executive Vice President, Television and President, National Association of Broadcasters Education Foundation from 2004 to 2018.  Executive Vice President, Television of National Association of Broadcasters from 2002 to 2004.

Age: 44 Director since: 2015 Committees: Executive and Nominating & Governance	Charles L. Barmonde(4) Private investor, educator and entrepreneur. Owner and founder of Arch Contemporary Ceramics, a retail gallery and studio. Former Trustee of the Scripps Howard Foundation.

Age: 64 Director since: 2008 Committees: Executive

Richard A. Boehne(5)

Chairman of the Board since 2013. Former President and Chief Executive Officer from 2008 through August 2017. Executive Vice President and Chief Operating Officer from April 2006 to June 2008. Executive Vice President from February 1999 until June 2008.

Age: 60 Director since: 2013 Committees: Compensation

Kelly P. Conlin

Chairman and Chief Executive Officer of Zinio, Inc. from 2015 to 2019. Chairman and Chief Executive Officer of NameMedia from 2006 to 2015. Chief Executive Officer of Primedia from 2003 to 2005. Chief Executive Officer of IDG Inc. from 1995 to 2002.

The E.W. Scripps Company	10	2020 Proxy Statement

Age: 62 Director since: 2008 Committees: Audit, Executive, and Nominating & Governance

John W. Hayden(6)

President and Chief Executive Officer of CJH Consulting. President and Chief Executive Officer of The Midland Company from 1998 to 2010. Chairman, President and Chief Executive Officer of American Modern Insurance Group from 1996 to 1998.

Age: 61 Director since: 2012 Committees: Compensation	Anne M. La Dow(4) Private investor and former Human Resources Director of the Ventura County Star.

Age: 48 Director since: 2017 Committees: Nominating & Governance	R. Michael Scagliotti(4) Private investor and artist. Trustee of the Scripps Howard Foundation since 2015.

Age: 45 Director since: 2017 Committees: Executive

Adam P. Symson

President and Chief Executive Officer since August 2017. Chief Operating Officer from November 2016 through August 2017. Senior Vice President of Digital from 2013 through 2016. Chief Digital Officer from 2011 through 2013. Vice President Interactive Media/Television from 2007 to 2011.

The E.W. Scripps Company	11	2020 Proxy Statement

(1)	Ms. Fine is a director of BioMendics LLC and Your Teen Media LLC (start-up companies).
(2)

Ms. Lucas is a director of JC Penny (a retail company), National Public Radio (a nonprofit media organization) and The Task Force for Global Health, Inc. (an independent, nonprofit global health coalition support organization).

(3)	Ms. Williams is a director of Weyerhauser Company (a forest products company) and Xcel Energy, Inc. (a utility company).
(4)

Mr. Barmonde, Ms. La Dow and Mr. Scagliotti are all Signatories to the Scripps Family Agreement. Ms. La Dow and Messrs. Barmonde and Scagliotti are cousins. See "Related Party Transactions-Scripps Family Agreement" below.

(5)	Mr. Boehne is a director of the Associated Press (an independent newsgathering organization) and Northern Kentucky University (a public, co-educational university).
(6)

Mr. Hayden is a director of Ohio National Financial Services Co. (a mutual insurance and financial services company), ABR Re (a Bermuda-based reinsurance company), Hauser Private Equity and Tiberius Acquisition Corporation (a special purpose acquisition corporation).

*	Age reflected as of March 23, 2020.

Nominee Qualifications

The nominees for the Board consist of 11 members who we believe are extremely well-qualified to serve on the board and represent our stockholders' best interests.  The nominating & governance committee selects nominees with a view to establishing a Board that is comprised of members who:

•	have extensive business leadership experience,
•	bring diverse perspectives to the Board,
•	bring institutional knowledge and a thorough understanding of the Company's history and vision,
•	have high ethical standards, broad discernment, as well as sound business judgment and acumen, and
•	understand and are willing to make the time commitment necessary for the Board to effectively fulfill its responsibilities.

Nominees Tenure and Diversity

Tenure	Diversity	Age

Board Refreshment

We believe the Company benefits when there is a mix of experienced directors with a deep understanding of our businesses and others who bring a fresh perspective.  The Board remains committed to refreshment and to seek out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences.

The E.W. Scripps Company	12	2020 Proxy Statement

Report on the Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of January 31, 2020, unless indicated otherwise in the footnotes below, of more than 5 percent of the Company’s outstanding Class A Common Shares or Common Voting Shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them. The percentages shown in the table are based on 69,051,928 Class A Common Shares and 11,932,722 Common Voting Shares outstanding as of January 31, 2020.

Name and Address of Beneficial Owner	Class A Common Shares	Percent of Class	Common Voting Shares	Percent of Class

Signatories to Scripps Family Agreement(1)	12,116,902	17.5%	11,130,723	93.3%
Tracy Tunney Ward Miramar Services, Inc. 250 Grandview Ave., Suite 44 Ft. Mitchell, KY 41017
BlackRock, Inc.(2)	8,593,267	12.4%	—	—
55 East 52nd Street New York, NY 10055
GAMCO Investors, Inc.(3)	8,434,764	12.2%	—	—
Once Corporate Center Rye, NY 10580-1435
The Vanguard Group(4)	5,613,124	8.1%	—	—
100 Vanguard Blvd. Malvern, PA 19355
Dimensional Fund Advisors LP(5)	5,586,131	8.1%	—	—
Building One 6300 Bee Cave Road Austin, TX 78746
Victory Capital Management, Inc.(6)	4,545,438	6.6%	—	—
4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144

(1)

The information in the table and this footnote is based on information provided to the Company by Miramar Services, Inc. and information contained in Amendment 9 (dated December 31, 2018) to a Schedule 13D filed with the Securities and Exchange Commission, as updated by subsequent Section 16 filings by certain of the reporting persons, by descendants of Robert P. Scripps, descendants of John P. Scripps and certain trusts of which descendants of John P. Scripps or Robert P. Scripps are trustees or beneficiaries, all of whom or which are Signatories to the Scripps Family Agreement, which governs the voting of all Common Voting Shares held by them.  Miramar Services, Inc. provides administrative services to certain members of the Scripps Family. The Signatories to the Scripps Family Agreement report shared voting power with each other with respect to the Common Voting Shares shown in the table. In addition to these Common Voting Shares, according to such Amendment to Schedule 13D, two of the Signatories act as co-trustees with respect to 534,666 Common Voting Shares on behalf of a minor descendant who is not a party to the Scripps Family Agreement, and another Signatory acts as a trust advisor to trusts holding 267,333 Common Voting Shares for the benefit of certain minor descendants who are not parties to the Scripps Family Agreement.  Signatories of the Scripps Family Agreement also own 12,116,902 Class A Common Shares.  Class A Common Shares are not subject to the Scripps Family Agreement.  The two Signatories mentioned above who act as co-trustees on behalf of a minor descendant who is not a party to the Scripps Family Agreement may be deemed to share beneficial ownership of a total of 653,204 Class A Common Shares held for the benefit of such minor descendant. The Signatory referred to above who acts as a trust advisor to trusts for the benefit of certain other minor descendants who are not parties to the Scripps Family Agreement may be deemed to beneficially own 326,601 Class A Common Shares as trust advisor for such minor descendants. No single individual or trust that is a Signatory beneficially owns 5% or more of the Company’s outstanding Class A Common Shares.  The following Signatories may be deemed to beneficially own, or share beneficial ownership with other Signatories of, more than 5% of the Common Voting Shares as a result of direct ownership or indirect ownership as trustees for various trusts or as co-guardians or advisors for the above-referenced minors: Mary Ann S. Sanchez (9.0%), Barbara Victoria Scripps Evans (6.5%); Elizabeth A. Logan (6.7%); Mary McCabe Peirce (6.3%); Paul K. Scripps (6.3%); Peter R. La Dow (8.4%); Virginia S. Vasquez (6.4%); Charles E. Scripps, Jr. (5.2%); Eaton M. Scripps (5.2%); and Edward W. Scripps, Jr. (5.2%).  See “Related Party Transactions - Scripps Family Agreement” below.  The reporting parties filing the Schedule 13D are Virginia S. Vasquez, Rebecca Scripps Brickner, Edward W. Scripps, Jr., Corina S. Granado, Jimmy R. Scripps, Margaret Scripps Klenzing, William H. Scripps, Marilyn J. Scripps, The Adam R. Scripps Trust dated October 5, 1992, as restated on November 28, 2000,

The E.W. Scripps Company	13	2020 Proxy Statement

October 25, 2002 and May 6, 2009, as further amended on March 16, 2017, William A. Scripps, Gerald J. Scripps, Charles E. Scripps, Jr., Eli W. Scripps, Jonathan L. Scripps, Molly E. McCabe, Barbara Victoria Scripps Evans, John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, John P. Scripps Trust under agreement dated 2/10/77 FBO Paul K. Scripps, John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, The Marital Trust of the La Dow Family Trust, Anne M. La Dow Trust under agreement dated 10/27/2011, The La Dow Family Trust under agreement dated 6/29/2004, John Peter Scripps 2013 Revocable Trust under agreement dated 12/20/13, John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84, Ellen M. Scripps Kaheny Revocable Trust and agreement dated 4/17/14, Paul K. Scripps Family Revocable Trust under agreement dated 2/7/1994, Thomas S. Evans Irrevocable Trust under agreement dated 11/13/2012, Scripps Family 1992 Revocable Trust under agreement dated 6/9/92, Thomas S. Evans, Douglas A. Evans, Julia Scripps Heidt, Paul K. Scripps, Charles Kyne McCabe, Peter R. La Dow, J. Sebastian Scripps, Anne M. La Dow, Wendy E. Scripps, Elizabeth A. Logan, Cynthia J. Scripps, John P. Scripps, Mary Peirce, Megan Scripps Tagliaferri, Eva Scripps Attal, Kathy Scripps, Eaton M. Scripps, Wesley W. Scripps, Ellen M. Scripps Kaheny, Cody Dubuc, Careen Cardin, Sam D. F. Scripps, R. Michael Scagliotti, William A. Scripps, Jr., Welland H. Scripps, Kendall S. Barmonde, Charles L. Barmonde, Manuel E. Granado, Geraldine Scripps Granado, Raymundo H. Granado, Jr., Anthony S. Granado, Ellen B. Granado, Crystal Vasquez Lozano, Elizabeth Scripps, James Bryce Vasquez, John Patrick Scripps, Keon Korey Vasquez, Peggy Scripps Evans, Samuel Joseph Logan, Maxwell Christopher Logan, Savannah Brickner, Monica Holcomb, Samantha J. Brickner, Nathanial W. Heidt, Austin S. Heidt, Robert S. Heidt III, Jessica L. Scripps, Jenny Sue Scripps Mitchell, Vanessa L. Sanchez, Veronica E. Sanchez, Brittany Jean Scripps and Shannon Leigh Howard.

(2)

Blackrock, Inc. filed Amendment No. 10 to Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 4, 2020. The information in the table is based on the information contained in such filing for the year ended 2019. Such report states that Blackrock, Inc. has sole voting power over 8,427,219 shares and sole investment power over 8,593,267 shares.

(3)

GAMCO Investors, Inc. filed Amendment No. 21 to Schedule 13D with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on November 19, 2019. The information in the table is based on the information as of November 18, 2019 contained in such filing. Such report states that GAMCO Investors, Inc. and its affiliates have sole voting power over 8,159,592 shares and sole investment power over 8,434,764 shares.

(4)

The Vanguard Group filed Amendment No. 4 to Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 12, 2020. The information in the table is based on the information contained in such filing for the year ended 2019. Such report states that The Vanguard Group has sole voting power over 55,168 shares, shared voting power over 8,329 shares, sole investment power over 5,558,920 shares and shared investment power over 54,204 shares.

(5)

Dimensional Fund Advisors LP filed Amendment No. 8 to Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 12, 2020. The information in the table is based on the information contained in such filing for the year ended 2019. Such report states that Dimensional Funds Advisors LP has sole voting power over 5,450,163 shares and sole investment power over 5,586,131 shares.

(6)

Victory Capital Management, Inc. filed an Amendment to Schedule 13G with the Securities and Exchange Commission with respect to the Company's Class A Common Shares on January 30, 2020. The information in the table is based on the information contained in such filing for the year ended 2019. Such report states that Victory Capital Management, Inc. has sole voting power over 4,471,188 shares and sole investment power over 4,545,438 shares.

The E.W. Scripps Company	14	2020 Proxy Statement

Report on the Security Ownership of Management

The following information is set forth with respect to the Company’s Class A Common Shares and Common Voting Shares beneficially owned as of January 31, 2020, by each director and each nominee for election as a director of the Company, by each named executive officer, and by all directors and executive officers of the Company as a group. As of January 31, 2020, there were 69,051,928 Class A Common Shares outstanding and 11,932,722 Common Voting Shares outstanding. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

Name of Individual or Number of Persons in Group	Class A Common Shares(1)	Restricted Share Units(2)	Total Class A Common Shares(3)	Percent of Class	Common Voting Shares	Percent of Class

Marcellus W. Alexander, Jr.	—	—	—	*	—	—
Charles L. Barmonde(4)	602,223	—	602,223	*	51,000	*
Richard A. Boehne(5)	409,391	—	409,391	*	—	—
Kelly P. Conlin	24,406	—	24,406	*	—	—
Lauren Rich Fine	6,471	—	6,471	*	—	—
John W. Hayden(5)	71,516	—	71,516	*	—	—
Anne M. La Dow(4)(6)	27,590	—	27,590	*	39,552	*
Wonya Y. Lucas	—	—	—	*	—	—
Roger L. Ogden	111,694	—	111,694	*	—	—
R. Michael Scagliotti(4)	9,769	—	9,769	*	267,283	2.2%
Kim Williams(5)	149,674	—	149,674	*	—	—
William Appleton	137,531	26,188	163,719	*	—	—
Lisa A. Knutson	20,293	26,975	47,268	*	—	—
Brian G. Lawlor	93,440	—	93,440	*	—	—
Adam P. Symson	83,297	—	83,297	*	—	—
Laura M. Tomlin	7,407	—	7,407	*	—	—
Other officers not named individually(7)	48,425	11,208	59,633	*	—	—
All directors and executive officers as a group (18 persons)	1,803,127	64,371	1,867,498	2.7%	357,835	3.0%

*	Shares owned represent less than 1 percent of the outstanding shares of such class of stock.
(1)	The shares listed for each of the executive officers and directors represent his or her direct or indirect beneficial ownership of Class A Common Shares.
(2)

The shares listed for each of the executive officers and directors include Class A Common Shares underlying restricted share units that are convertible within 60 days of January 31, 2020, and have no additional vesting requirements.

(3)	None of the shares listed for any officer or director is pledged as security for any obligation.
(4)

Mr. Barmonde, Ms. La Dow and Mr. Scagliotti are Signatories to the Scripps Family Agreement. See “Report on the Security Ownership of Certain Beneficial Owners” above and “Related Party Transactions-Scripps Family Agreement” below.

(5)

In addition to the shares listed, the director deferred a portion of his or her director fees in a “phantom shares” account. These “phantom shares” have no voting or other rights. Mr. Hayden has 84,611 phantom shares and has chosen payment in cash rather than payment in Class A Common Shares. Mr. Boehne has 24,188 and Ms. Williams has 40,283 phantom shares and both have elected payment in Class A Common Shares.

(6)	Includes shares held by the Anne M. La Dow Trust under agreement dated 10/27/2011, of which Ms. La Dow is trustee.
(7)	The shares listed include shares beneficially owned by two executive officers who are not named individually.

The E.W. Scripps Company	15	2020 Proxy Statement

Prohibition of Hedging and Pledging

Directors, officers and other employees who routinely have access to material non-public information, or any of their designees, are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or (ii) otherwise engaging in transactions (including "short sales" and arrangements involving a non-recourse pledge of securities), that hedge or offset, or are designed to hedge or offset, any decrease in the market value of shares of Class A Common Shares granted to the employee or director by the Company as part of the compensation of the employee or director, or held (directly or indirectly) by the employee or director.

The E.W. Scripps Company	16	2020 Proxy Statement

Report on the Board of Directors and its Committees

2019 Board Meetings

During 2019, the Board held four regularly scheduled meetings and three telephonic meetings. All directors attended at least 75 percent of the meetings of the Board and of the committees on which they served during 2019.

Executive Sessions of Directors

During 2019, executive sessions of non-management directors were held regularly. The director who presided at these meetings was the lead independent director or another director selected by the Board at the time of such meeting.

Standing Committees and Committee Charters

The Company has standing executive, audit, compensation and nominating & governance committees.  The charter for each such standing committee is available for review on the Company’s website (www.scripps.com) by first clicking on "Investors" and then on “Corporate Governance.” Copies are available in print to any shareholder who requests a copy by contacting the Company’s secretary at secretary@scripps.com or by mail at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202.

Committees of the Board of Directors

Executive Committee. Richard A. Boehne (chair), Charles L. Barmonde, John W. Hayden, Roger L. Ogden, Adam P. Symson and Kim Williams are the members of the executive committee. This committee may exercise all of the powers of the Board in the management of the business and affairs of the Company between Board meetings except the power to fill vacancies on the Board or its committees. The executive committee meets only as necessary. During 2019, the executive committee did not meet.

Audit Committee. Kim Williams (chair), Lauren Rich Fine and John W. Hayden are the members of the audit committee. The purpose of the committee is to assist the Board in fulfilling its oversight responsibility relating to (1) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (2) the performance of the internal audit services function; (3) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence, performance and fees; (4) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (5) the review of the Company’s enterprise risk issues including, but not limited to, financial, cybersecurity, information technology, data privacy, legal and business continuity; and (6) the fulfillment of all other responsibilities as outlined in its charter. The internal and independent auditors have unrestricted access to the audit committee. The committee meets privately with each of the independent auditors, the internal auditors and management. During 2019, the audit committee held four meetings and one telephonic meeting.

Compensation Committee. Roger L. Ogden (chair), Marcellus W. Alexander, Jr., Kelly P. Conlin, Anne M. La Dow and Wonya Y. Lucas are the members of the compensation committee. The committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The committee reviews and approves the Company’s compensation principles that apply generally to Company employees. It also reviews and approves the Company’s goals and objectives relevant to compensation of the chief executive officer and executive officers with the title of senior vice president or higher (“senior executives”) and evaluates their performance in light of those goals and objectives. Annually, the compensation committee conducts a performance review of the chief executive officer, the results of which are shared with the entire Board. With respect to senior executives, the committee reviews and approves a peer group of companies against which it compares the Company’s compensation programs and practices for senior executives and directors, and the chief executive officer makes recommendations to the committee regarding the compensation elements of his direct reports in light of their goals and objectives. The committee reviews all of the components of the chief executive officer’s and the senior executives’ compensation, including goals and objectives, employment arrangements, severance arrangements or plans, incentive plans, employee benefit plans, perquisite arrangements, the Incentive Compensation Recoupment Policy (“claw-back policy”) and stock ownership guidelines, considers the chief executive officer's recommendations for his direct reports, and makes recommendations to the Board. The committee has the authority to administer the cash-based incentive plans, severance arrangements or plans and change in control arrangements or plans covering the chief executive officer and senior executives. The committee is also responsible for reviewing the result of any shareholder advisory vote regarding the compensation of the

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Company’s named executive officers and making recommendations to the Board on how to respond to those votes as well as recommending to the Board whether to hold the shareholder advisory vote every one, two or three years. The committee oversees the annual review of the Company’s compensation policies and practices for all employees, including non-senior executives, to determine whether they create financial risks.  The committee may delegate any of its responsibilities to a subcommittee composed of one or more members of the committee, or to one or more other directors, in each case as it deems appropriate, other than in connection with any power or authority required by law, regulation or listing standard to be exercised by the committee as a whole.

With respect to any funded employee benefit plans covering employees of the Company subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, the committee has the definitive authority to appoint and terminate the named fiduciary or named fiduciaries of such plan(s). The committee reviews succession planning relating to positions held by senior officers of the Company and reviews director compensation and makes recommendations with respect thereto to the Board. The committee has the authority to engage outside consultants to assist in determining appropriate compensation levels for the chief executive officer, other senior managers or directors. In 2019, the committee retained Exequity, LLC to assist it in developing and reviewing our executive and director compensation strategy and programs. The committee is also responsible for producing an annual report for inclusion in the Company’s proxy statement and reviewing and approving the Compensation Discussion and Analysis and related compensation disclosures included in the Company’s proxy statement. During 2019, the compensation committee held four meetings.

Nominating & Governance Committee. John W. Hayden (chair), Charles L. Barmonde, R. Michael Scagliotti and Kim Williams are the members of the nominating & governance committee. The purpose of the committee is (1) to assist the Board by identifying individuals qualified to become Board members and to recommend director nominees to the Board; (2) to recommend to the Board corporate governance principles that might be applicable to the Company; (3) to lead the Board and its committees in the annual review of the Board and its committees’ performance; (4) to monitor the Company’s Corporate Social Responsibility (“CSR”) programs, (5) to oversee the Company's ethics and compliance programs; and (6) to recommend to the Board nominees for each committee of the Board. During 2019, the nominating & governance committee held four meetings.

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In Support of Giving Light

Corporate Social Responsibility at Scripps

“Give light and the people will find their own way” is more than the Scripps company motto – it is a cultural calling and a strategic direction. Few companies have the gift of such clarity of purpose: Journalism and the drive to inform and entertain audiences while supporting the economy through advertising and marketing services provide our management and board of directors with the strategic lens for Scripps’ value creation and growth.

We at Scripps are passionate about the importance of journalism in our democracy – a Fourth Estate that balances government power, holds authority figures and institutions accountable and improves the lives of those we serve. We know that a dynamic and healthy news media is instrumental to a healthy nation that governs itself through transparency and civil discourse. This vision drives our internal priorities and our external partnerships and activities and provides a broad view of the stakeholders to whom we are responsible.

In addition to maintaining best practices for corporate governance, as discussed elsewhere in the proxy, Scripps’ approach to CSR falls into five general areas.

Objective, Impactful Journalism

Scripps is dedicated to fulfilling our instrumental role as the Fourth Estate in American democracy.

Our objective local and national news coverage empowers people to make informed decisions for their own lives and for their communities. Our investigative journalism plays a crucial watchdog role.

In our Local Media markets, Scripps takes pride in giving back to the places where we live and work through social service projects, by shining light on important local issues such as domestic violence and homelessness, and by sponsoring or emceeing important local philanthropic, civic and business events. Its local television stations serve a critical public-service role in keeping viewers informed during natural disasters, and they host telethons and other fundraising efforts to help those affected.

Both the local and national news and information organizations strive to earn and maintain the trust of the public and to be fearless in the pursuit of the truth. Scripps journalists adhere to our journalism ethics practices when gathering and reporting the news and welcome an open dialogue with the public about their news-gathering processes. The Scripps Journalism Ethics Guidelines are available at this URL: https://assets.scrippsdigital.com/docs/journalism-ethics-guidelines.pdf.

Also toward this end, Scripps has committed time, talent and other resources to three key issues impacting the important role of journalism in our society:

•News Literacy. Scripps supports educating Americans on the role of the free press and society’s need for robust reporting and energized news operations. The company partnered with The News Literacy Project, a nonpartisan nonprofit organization, to launch the first News Literacy Week in January 2020. The public awareness campaign succeeded in achieving broad consumer reach and wide media support, and another is planned for 2021. Scripps also has an ongoing partnership through which its journalists volunteer in the classroom teaching the News Literacy Project’s curriculum to middle and high school students.

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•Journalism Education & Recognition. Scripps reporters, editors and management working on any journalism-producing platforms are expected to live up to the standards of ethics and objectivity, as outlined in the Journalism Ethics Guidelines (see link above). Journalists must be vigilant about their objectivity, integrity and thoroughness, and Scripps can play an important role in preparing them for this work. The company’s philanthropic arm, the Scripps Howard Foundation, made grants totaling $2.4 million to support journalism education in a wide variety of ways, as described on the Foundation’s website, scripps.com/foundation/.

The Scripps Howard Foundation also operates the Scripps Howard Awards, one of the nation’s most prestigious American journalism competitions. The awards recognize journalism that spurs action, news organizations that go the extra mile to expose previously undisclosed or misunderstood information and journalists who embrace new tools, channels, technologies and approaches.

•Defense of the First Amendment. As a result of the economic pressure on the news business, some commercial and not-for-profit news organizations have grown slower to challenge open-records law violations, government cover-up efforts and other public interest challenges that may require legal expense. At the same time, government officials have become more emboldened by the discrediting of the news media to ignore open records requests. In 2019, Scripps made a $600,000 grant over six years to The Reporters Committee for Freedom of the Press to fund a legal fellow whose time is focused on supporting local newsrooms fighting for open records, access to courtrooms and public meetings, and general government transparency.

Corporate Giving and The Scripps Howard Foundation

Scripps gives back to many organizations in its corporate hometown of Cincinnati and in markets across the country where it does business. Employees are encouraged to take a paid Volunteer Day every year to spend time with an organization or cause about which they are passionate.

Since 1962, the Scripps Howard Foundation has further amplified the company’s charitable work. The Foundation supports journalism education that produces fair-minded, thoughtful reporters and editors; childhood literacy to promote a more educated populace; and basic needs social service organizations in the communities where we do business.

In 2019, the Foundation bestowed $1.3 million through more than 100 grants and gifts to match employee donations or support employee volunteerism at community programs in Scripps markets. In addition, nearly 50 percent of Scripps employees companywide contributed to the Foundation’s “If You Give A Child A Book …” literacy campaign, which raised more than $400,000 to provide 170,000 books to underprivileged children in the markets where Scripps does business. Since the campaign’s inception in 2016, more than 352,000 books have been given to children in need.

Equity, Diversity and Inclusion

Scripps is committed to an equitable, diverse and inclusive workplace that reflects the communities where we live, work and play.

Scripps’ overarching Equity, Diversity and Inclusion (“EDI”) strategy is framed through three key areas: Building awareness of the importance of EDI in our workplaces and communities; empowering leaders to lead the EDI charge in their business units or reporting structures; and tracking its equity, diversity and inclusion efforts, which culminates in regulatory reporting (Equal Employment Opportunity-1 reports), divisional analysis and regular reports to The E.W. Scripps Company Board of Directors.

Leading Scripps’ diversity, equity and inclusion strategies across the enterprise is a chief diversity officer. She and her team partner with business and human resources leaders across the company to develop and implement the EDI strategy as well as action plans that continually evolve Scripps’ equity, diversity and inclusion commitment. The components of these plans include:

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EDI Strategic Premise: Scripps’ equity, diversity and inclusion strategy will support the company’s continued evolution by maximizing the potential of our diverse workforce, leading to better business results.

EDI Guiding Principles:

•To foster a culture that embraces each person’s diversity and empowers employees to reach their full potential.

•To attract and retain diverse talent through strategic recruiting practices and professional development to reflect the communities Scripps serves.

To create additional value for Scripps and drive stronger business results by leveraging new ideas and innovation that stem from a culture of inclusion.

Safety, Security, and Wellbeing

Employee Safety: Scripps assembled a team of internal experts in risk management into an Enterprise Response Team that anticipates and manages events that create significant risk to both our business and our people, from extreme weather such as hurricanes in our Florida markets to potential workplace safety and violence situations.

Employee Wellbeing: Free employee well-being programs take a holistic approach, covering not just good physical health but also mental and financial well-being. Scripps encourages employees to participate in these programs through financial incentives such as premium reductions and company contributions to their Health Savings Accounts.

Cybersecurity: While Scripps runs very little electronic commerce, it owns and operates websites and apps that capture small amounts of data on our customers and website visitors. Security breaches, computer malware or other cyber-attacks could harm our business, our customers or our reputation by disrupting our delivery of news and advertising services or jeopardizing confidential information. For that reason, the company continuously works to protect itself and its partners against financial, regulatory and reputational costs that could result from the unintended disclosure of company information. This includes regulatory compliance with HIPAA, PCI Data Security Standards and domestic and international data privacy laws as well as protecting against data breaches and disclosure of confidential company or customer information. The Scripps Board of Directors receives quarterly reports on the company’s cybersecurity programs and initiatives and more frequent updates if events warrant.

Environment

As a broadcast company, Scripps’ carbon footprint is reasonably light. However, we all have a role to play in environmental sustainability, and Scripps is taking an active approach to lighten its impact. It has begun the process of transitioning the lighting in its buildings to more efficient LED bulbs, including in video production studios. Many of our operations have undergone energy audits to identify more opportunity for efficiency. The stations have transitioned to cellular-based backpacks for transmitting video signals to local television stations, avoiding the need for fleets of fuel-dependent trucks. Recycling programs are run at the corporate office and many of our local and national media locations.

Scripps knows sustainability will be an ongoing effort. Its corporate billing team is in the process of moving to electronic invoices, and the Cincinnati television station is piloting the use of an electric vehicle for newsgathering. Scripps is a member of the Green Business Council of Cincinnati.

For more information on the Company's Corporate Social Responsibility plan, please visit www.scripps.com.

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Corporate Governance

The Board is committed to good corporate governance, good business practices and transparency in financial reporting. The nominating & governance committee annually reviews the Company’s corporate governance principles, a copy of which is available on the Company’s website (www.scripps.com) by first clicking on "Investors" and then on “Corporate Governance.” Copies are available in print to any shareholder who requests a copy by contacting the Company’s secretary at secretary@scripps.com or at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202.

Board Leadership

Richard A. Boehne, the Company’s former President and Chief Executive Officer, serves as chairman of the Board. Ms. Williams serves as the lead independent director.

Charitable Contributions

The Company has not made any charitable contributions, where the amount exceeded $1 million, or 2 percent of such charity’s consolidated gross revenues, to any charitable organization of which a director is an executive officer.

Code of Conduct

The Company demonstrates its commitment to operate at the highest ethical standards by enforcing the principles in its Code of Conduct, which is applicable to all employees. The Company’s chief ethics officer is responsible for implementation and oversight of the ethics program and reports to the nominating & governance committee on quarterly activity. Additionally, the Company has in place a Code of Business Conduct and Ethics for the Chief Executive Officer and the Senior Financial and Accounting Officers. It is the responsibility of the nominating & governance committee and the chief financial officer to make sure that this policy is operative and has effective reporting and enforcement mechanisms. Both the Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers and the Code of Conduct are available for review on the Company’s website at www.scripps.com (click on "Investors" and then on “Corporate Governance”) and to any shareholder who requests a printed copy from the Company’s secretary at secretary@scripps.com or at 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202.

The Company believes it has an obligation to provide employees with the guidance and support needed to ensure that lawful and ethical choices are made at work. To support this commitment, the Company requires all employees to take an online code of conduct learning module annually to ensure that employees understand the Code of Conduct and the importance that the Company places on ethical behavior and compliance with the law. All board members also completed this training in 2019.  In addition, the Company has established a means for employees to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics relating, among other things, to: accounting and auditing matters; antitrust activity; confidentiality and misappropriation; conflict of interest; discrimination or harassment; diverting of product or business activity; embezzlement; employee relations; falsification of contracts, reports or records; gifts or entertainment; improper supplier or contractor activity; leadership or management issues; securities law violations; sexual harassment; substance abuse; theft; or unsafe working conditions. To submit a report, an employee may call a toll-free number that is answered by a trained professional of EthicsPoint, an independent firm. This number (888-397-4911) is operational 24 hours a day, seven days a week. Employees may also raise questions online through the Internet (www.ethicspoint.com) or by a direct phone line to the Company’s chief ethics officer.

Communications with Directors

Shareholders and other interested parties wishing to communicate with the Board may do so by addressing letters to the secretary of the Company at secretary@scripps.com or by mail at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202. The Board has instructed the secretary to review all communications so received (via e-mail or regular mail), and to exercise her discretion not to forward to the directors’ correspondence that is not germane to the business affairs of the Company. Correspondence not forwarded will be retained for one year, and any director may request the secretary to forward any and all such communications to the directors.

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Communications with Shareholders

The Company recognizes the importance of regular and transparent communication with our shareholders. Each year, we continually engage with a significant portion of shareholders that include our top institutional investors. In 2019, we held meetings and conference calls with investors representing approximately 75% of our outstanding shares. We engaged with these shareholders on a variety of topics, including strategy, corporate governance practices, board composition, and other matters of shareholder interest.

Director Attendance at Annual Meeting of Shareholders

The Company does not have a policy with regard to attendance by Board members at the Annual Meeting of Shareholders. All Board members attended the Company’s 2019 Annual Meeting of Shareholders.

Director Education

New directors attend an orientation session that introduces them to the Company’s operations and to the members of management. In addition, new committee members receive an orientation specific to the committee on which they will serve.  Thereafter, directors are informed on a regular basis of various director educational programs offered by governance and director organizations. The Company pays for the continuing education of its directors. During 2019, Board members attended numerous continuing education programs, including those sponsored by Deloitte, KPMG, the National Association of Corporate Directors and Kellogg School of Management.  The director orientation policy is reviewed by the nominating & governance committee annually.

Director Independence

The Board has determined that, with the exception of Richard A. Boehne, former President and Chief Executive Officer, and Adam P. Symson, current President and Chief Executive Officer, all of the directors and nominees for director are independent under the standards established by Nasdaq. All of the members of the nominating & governance committee, audit committee and compensation committee are independent under such standards.

Director Independence — Audit Committee

The Board has determined that none of the current members of the audit committee has any relationship with the Company that could interfere with his or her exercise of independence from management and the Company. Each of the members satisfies the definitions of independence set forth in the rules promulgated under the Sarbanes-Oxley Act and in the listing standards of Nasdaq. The Board determined that each member of the committee meets the experience and expertise requirements of Nasdaq and that Ms. Williams is an audit committee financial expert as defined in the Securities and Exchange Commission rules adopted under the Sarbanes-Oxley Act.

Director Independence — Controlled Company Status

Nasdaq requires listed companies to have a majority of independent directors on their boards and to ensure that their audit committee, compensation committee and nominating & governance committee are composed entirely of independent directors as well. A company that qualifies as a “controlled company” does not have to comply with these independence rules so long as it discloses to shareholders that the company qualifies as a “controlled company” and that it is relying on this exemption in not having a majority of independent directors on the Board or not having audit, compensation, and nominating & governance committees comprised entirely of independent directors. A “controlled company” is a listed company of which more than 50 percent of the voting power is held by an individual, a group, or another company. The Signatories to the Scripps Family Agreement hold a majority of the Company’s outstanding Common Voting Shares. As such, the Company qualifies as a “controlled company” and may rely on the Nasdaq exemption. The Company is not relying at present on that exemption.

Director Nominations

The nominating & governance committee will consider any candidate recommended by the shareholders of the Company in light of the committee’s criteria for selection of new directors. If a shareholder wishes to recommend a candidate, he or she should send the recommendation, with a description of the candidate’s qualifications, to: Chair, Nominating & Governance Committee, c/o Ms. Julie L. McGehee, The E.W. Scripps Company, 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202 or at

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secretary@scripps.com. In the past, the committee has hired an independent consultant to assist with the identification and evaluation of director nominees and may do so in the future.

Director Qualifications and Diversity

When selecting director nominees, the nominating & governance committee considers requirements of applicable law and listing standards, as well as the director qualification standards highlighted in the Company’s corporate governance principles. The committee is responsible for reviewing with the Board the requisite skills and characteristics of Board candidates as well as the diversity and composition of the Board as a whole. A person considered for nomination to the Board must be a person of high integrity. Other factors considered are independence, age, gender, broad discernment, skills, industry knowledge and experience in the context of the needs of the Board. The Board does not have a formal diversity policy. The nominating & governance committee makes recommendations to the Board regarding the selection of director nominees.

For each director nominated for election at the Annual Meeting of Shareholders, the Board considered each of the factors highlighted in the preceding paragraph, and the nominees’ biographical information and work experience and determined that, if elected, the nominees would enable the Board as a whole to perform its duties in an efficient and effective manner. Among other things, all of the nominees bring integrity and good business judgment to Board discussions. More specifically, Mr. Alexander, Mr. Boehne, Mr. Conlin, Ms. Fine, Ms. Lucas, Mr. Symson, and Ms. Williams bring a working knowledge of the industry or have direct television or digital experience; Mr. Hayden is a retired chief executive officer; and Mr. Barmonde (Scripps family member), Ms. La Dow (Scripps family member and former employee of a subsidiary (from January 1989 to January 1995) of the Company) and Mr. Scagliotti (Scripps family member) bring to the Board institutional knowledge and a thorough understanding of the Company’s history and vision.

The Company maintains a general retirement age for directors who are not signatories to the Scripps Family Agreement of 72 as of the nomination date with two optional, one-year extensions, with approval from the full Board.

Board and Committee Self-Assessments

Each year, the Board and the Board’s audit, nominating & governance and compensation committees conduct self-assessments to evaluate their effectiveness and to identify opportunities for improvement. This self-assessment may be conducted in the form of written or oral questionnaires administered by Board members, management or third parties. Directors respond to questions designed to elicit information to be used in improving Board and committee effectiveness. The self-assessment is designed to gather suggestions to improve Board effectiveness and solicit additional feedback on Board operations, composition, and priority agenda topics. This process also allows the Board to identify opportunities for Board succession and skills.

The evaluation process was led by a third-party firm in 2019 to bring an outside perspective to the evaluation process.

Director Service on Other Audit Committees

None of the Company’s directors currently serves on the audit committees of more than three public companies.

Risk Oversight — the Board’s Role

Risk oversight is a key responsibility of the Board, the fulfillment of which is of primary importance to the Company. Through its periodic review of the Company’s business strategies, the Board assesses management’s perception of and tolerance for risk and advises on the appropriate level of risk for the Company. The audit committee of the Board reviews and discusses the Company’s risk assessment and risk management policies with management on a quarterly basis. The Company’s governance, enterprise risk management and compliance (“GRC”) committee reports quarterly to the audit committee, and the committee’s written risk management report is included in the Board’s quarterly meeting materials. The GRC committee is chaired by the Company’s General Counsel (chief compliance officer), who reports directly to the audit committee on compliance matters, and its members are division leaders and heads of key functional areas such as finance, human resources and information technology.

The Board monitors cybersecurity and technology risks through the audit committee. The audit committee receives quarterly updates on the status of the Company’s cybersecurity program from the Chief Information Security Officer ("CISO") as well as intermittent updates when certain situations arise. Additionally, the CISO reviews the Company's cybersecurity strategy with the audit committee on an annual basis.

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Audit Committee Matters

Responsibilities

The audit committee is comprised solely of independent directors and, among other things, is responsible for the following reviews, approvals and processes:

•	The engagement of the Company’s independent auditors.
•	The determination as to the independence and performance of the independent auditors.
•	The determination as to the performance of the internal auditors.
•	Review of the scope of the independent audit and the internal audit plan.
•	Pre-approval of audit and non-audit services.
•	Review of disclosure controls and procedures.
•	Review of management’s annual report on internal controls over financial reporting.
•	Review of annual and quarterly Securities and Exchange Commission filings.
•	Review of communications required to be reported to the committee by the independent auditors.
•	Review of certain regulatory and accounting matters with internal and independent auditors.
•	Consultation with independent auditors.
•	Preparation of its report for the proxy statement.
•	Committee performance evaluation.
•	Review of policies for employing former employees of the independent auditors.
•	Review of financial “whistleblowing” complaints.
•	Review of legal and regulatory compliance.
•	Review of enterprise risk issues including, but not limited to, financial, cybersecurity, data privacy, information technology, legal and business continuity.
•	Review of certain transactions with directors and related parties.

In discharging its oversight responsibility as to the audit process, the audit committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2019, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The audit committee also discussed with the Company’s internal auditor, and with Deloitte & Touche LLP, and its subsidiaries and affiliates (“Deloitte”), the Company’s independent registered public accounting firm for the year ended December 31, 2019, the overall scope and plan for their respective audits. The audit committee meets with the internal auditor and Deloitte, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Independence of the External Auditors

The audit committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the audit committee subject to certain restrictions. The policy sets out the specific services pre-approved by the audit committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired.

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Report of the Audit Committee of the Board of Directors

In connection with the financial statements for the fiscal year ended December 31, 2019, the audit committee has:

(1)	reviewed and discussed the audited financial statements with management; and
(2)	discussed with Deloitte the matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board; and
(3)

received the written disclosures and letter from Deloitte required by applicable requirements of the Public Accounting Oversight Board regarding Deloitte’s communication with the audit committee concerning independence, and has discussed with Deloitte, Deloitte’s independence.

Based upon these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

The Audit Committee

Kim Williams, Chair
Lauren Rich Fine
John W. Hayden

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Compensation Committee Report

The Compensation Committee of the Company’s Board (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee

Roger L. Ogden, Chair
Marcellus W. Alexander, Jr.
Kelly P. Conlin
Anne M. La Dow
Wonya Y. Lucas

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the Company’s compensation program for our named executive officers. The Company’s named executive officers for 2019 were:

Name	Title
Adam P. Symson	President and Chief Executive Officer
Lisa A. Knutson	Executive Vice President and Chief Financial Officer
Brian G. Lawlor	President, Local Media
William Appleton	Executive Vice President and General Counsel
Laura M. Tomlin	Executive Vice President, National Media

CD&A Table of Contents

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Executive Summary

Objectives of our Compensation Program

2019 Compensation Highlights

We operate in a highly competitive and rapidly changing industry and we continue to evolve our businesses to meet the ever-changing needs of the media consumer and advertiser.

A meaningful portion of our named executive officers’ total direct compensation consists of short-term incentives (“STI”) and long-term incentives (“LTI”). Our STI opportunities are provided under an annual incentive program, the payout of which is dependent on corporate and/or divisional performance. In 2019, our LTI opportunities were provided through time-based and performance-based Restricted Share Units (“RSUs”) that vest over four years.

The Committee made the following changes to the compensation of our named executive officers during the annual adjustment process in February 2019:

Adam P. Symson	• Increased annual base salary by 5.3% • Maintained STI target • Increased LTI target by $600,000 • Increased total direct compensation by 21.4%

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Lisa A. Knutson	• Increased annual base salary by 6.4% • Maintained STI target • Increased LTI target by $110,000 • Increased total direct compensation by 11.7%
Brian G. Lawlor	• Increased annual base salary by 10.0% • Maintained STI target • Increased LTI target by $125,000 • Increased total direct compensation by 14.3%
William Appleton	• Increased annual base salary by 4.0% • Maintained STI target • Increased LTI target by $110,000 • Increased total direct compensation by 11.1%
Laura M. Tomlin

•     Increased annual base salary by 6.5% (received an additional 9.1% increase upon her promotion to Executive Vice President in November 2019)

•     Maintained STI target (STI target was increased from 50% to 60% of annual base salary upon her promotion to Executive Vice President in November 2019)

•     Increased LTI target by $120,000

•     Increased total direct compensation by 21.0%

New CEO Employment Agreement for 2020

Effective January 1, 2020, Mr. Symson entered into a new employment agreement with the Company.  The agreement has a three-year term commencing January 1, 2020, with the potential for annual renewals.  Under the terms of the new agreement, Mr. Symson’s annual base salary was increased to $1,200,000, his target STI opportunity was increased to 100% of his annual

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base salary, and his 2020 long-term incentive opportunity was increased to $2.7 million, allocated 60% to performance-based awards and 40% to time-based awards.

Shareholder Engagement and Enhancements to Compensation Program

As in previous years, our holders of Common Voting Shares continued to show strong support for our executive compensation program by approving the compensation of our named executive officers at our 2019 Annual Meeting of Shareholders. The Committee views the support of our holders of Common Voting Shares as a strong endorsement of our compensation program and our emphasis on a pay-for-performance culture.

We also greatly value the input received from the holders of Class A Common Shares and engage with them on a variety of matters–including strategy execution, executive compensation and corporate governance–as part of a year-round engagement process.

Following our 2019 annual meeting, we continued our practice of soliciting input from our largest 25 institutional investors, representing over 75% of our outstanding Class A Common Shares, and answering their questions regarding a variety of topics.  In addition, the Committee continually reviews our executive programs to align with best practices, where applicable. When the Committee initiated the process of renegotiating Mr. Symson’s employment agreement in 2019, it took the opportunity to align the following areas, as described below:

Area of Focus	What we heard…	How we responded…
Excise tax gross-ups

•Our Senior Executive Change in Control Plan provided that participants were entitled to a tax gross-up for any golden parachute excise tax imposed on payments received in connection with a change in control.  Most investors disfavor this type of tax gross-up benefit.

•Effective in 2020, the Committee removed all excise tax gross-up provisions.  As a result, the Company no longer provides tax gross-ups for named executive officers or any other employees in the event they are subject to golden parachute excise taxes on payments received in connection with a change in control.

Calculation of change in control bonus

•Our Senior Executive Change in Control Plan generally provide severance benefits in the event of a qualifying termination of employment within a two-year period following a change in control.  The severance generally included a multiple of a participant’s annual base salary, plus the participant’s bonus.  The bonus was defined as the greater of (i) the target bonus for the year of termination or (ii) the highest bonus earned in the prior three years.  Several investors questioned whether severance should be based in part on the highest bonus paid over the past three years.

•Effective in 2020, the Committee modified the Change in Control severance calculation for all named executive officers, so that it equals a multiple of a participant’s annual base salary plus the “target” bonus for the year of termination (rather than the greater of target bonus and the highest paid bonus over three years).

The E.W. Scripps Company	31	2020 Proxy Statement

Vesting of Equity Awards

•All equity awards held by our employees immediately vest upon a change in control. Some investors believe that this type of “single trigger” arrangement creates a potential windfall for employees, because they receive the benefit of vesting regardless of whether they lose their job in the transaction.  As a result, these investors prefer “double trigger” vesting, where the equity awards do not vest solely upon a change in control; rather the awards vest only if the employee loses his or her job in connection with the change in control.

•After careful consideration, the Committee decided to retain the current “single trigger” vesting provision for equity awards.  Unlike the cash severance described above, the accelerated vesting of equity is not contingent upon a qualifying termination of employment within a certain period following a change in control. The Committee continues to believe that this “single trigger” is appropriate, because the Company’s equity may change in the event of a change in control and our employees should have the same opportunity to realize value in a change in control transaction as our public shareholders.

Our Compensation Policies and Practices

In addition to the changes noted above, the Committee continues to maintain a variety of other compensation policies and practices that are intended to promote the compensation objectives listed above and align our compensation with industry practices, as described below.

Policy or Practice	Description
Hedging or Pledging Transactions	Our insider trading policy prohibits our employees, officers and directors from engaging in any hedging or pledging transactions with our stock.
Clawback Policy

We maintain a clawback policy, under which we require the reimbursement of any incentive compensation if the payment was predicated upon financial results that were subsequently the subject of a restatement caused by the recipient’s fraud or misconduct.

Stock Ownership Guidelines

Our stock ownership policy requires our executive officers to hold a minimum level of our Class A Common Shares so that each executive has personal wealth tied to the long-term success of the Company and, therefore, has interests that are aligned with those of our shareholders.

Evaluation of Compensation Risks

We annually review our compensation program to confirm that our policies and practices are not creating excessive or inappropriate risks. We believe that our compensation program provides an appropriate balance between current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. Further, we provide STI opportunities that are based on balanced performance metrics to promote disciplined progress toward advancing our business objectives. All payouts for named executive officers are capped at a pre-established percentage of base salary.

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Review of Share Utilization	We annually review overhang levels (the dilutive impact of equity awards on our shareholders) and run rates (the aggregate shares awarded as a percentage of total outstanding shares).
Use of Independent Consultant

The Committee retains an independent consultant to provide advice in the development of our executive compensation strategy and program. The Committee, with the assistance of the independent consultant, regularly evaluates the compensation practices of our peer companies to confirm that our compensation programs are consistent with market peers.

Core Compensation Elements

The following is a brief summary of each element of the core compensation program for our named executive officers.

Base Salary

We provide competitive base salaries to attract and retain key executive talent. During the annual performance review process in 2019, base salaries for our named executive officers were increased, effective January 1, 2019.  The adjustments generally were intended to bring the base salaries closer to the market median of the compensation peer group.

Name	2019 Base Salary	% Increase

Mr. Symson	$1,000,000	5.3%
Ms. Knutson	$600,000	6.4%
Mr. Lawlor	$676,000	10.0%
Mr. Appleton	$494,000	4.0%
Ms. Tomlin*	$330,000	6.5%

* Ms. Tomlin’s base salary was increased to $360,000 upon her promotion to Executive Vice President in November 2019.

Short-Term Incentive

The Company maintains a short-term incentive program, under which our named executive officers are eligible to receive annual cash payments based on the extent to which certain operational goals are achieved.

During the annual performance review process in February 2019, the Committee did not make any changes to the STI opportunities for the named executive officers.  The target STI opportunities, expressed as a percentage of annual base salary, remained unchanged from 2018 levels.

Name	Target Opportunity (as % of Base Salary)

Mr. Symson	95%
Ms. Knutson	60%
Mr. Lawlor	60%
Mr. Appleton	60%
Ms. Tomlin*	50%

* Ms. Tomlin’s target STI opportunity was increased to 60% of base salary upon her promotion to Executive Vice President in November 2019.

The E.W. Scripps Company	33	2020 Proxy Statement

In February 2019, the Committee established an annual incentive program for the year for the named executive officers. This program was based on the free cash flow and revenue goals set forth in our business plan.

*Ms. Tomlin’s STI opportunity is based on 50% Free Cash Flow and 50% Revenue.

The 2019 annual incentive program payouts for the performance period are calculated as follows:

Our free cash flow and revenue targets depend in part on anticipated advertising levels for the year.  Advertising revenues increase significantly during even-numbered years when local, state and federal elections occur.  In addition, every four years, political spending typically is elevated due to the presidential election.  Because of these political election cycles, we usually see a significant difference in our operating results when comparing performance in even-numbered years to odd-numbered years.

Consistent with past practice, our free cash flow and revenue targets for 2019 (an odd-numbered year) were set below actual results for 2018 (an even-numbered year) to reflect the nature of political spending.

The following tables set forth the free cash flow and revenue targets for 2019 and the related achievement levels.

Free Cash Flow* (in millions)	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Results	Payout Level

Company	$123.4	$154.3	$185.2	$166.8	120%

Revenue* (in millions)	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Results	Payout Level

Company	$1,269.4	$1,410.4	$1,551.4	$1,426.8	106%
Broadcast	$1,111.7	$1,235.3	$1,358.8	$1,251.1	106%
National Media	$153.5	$170.6	$187.7	$170.8	101%

The E.W. Scripps Company	34	2020 Proxy Statement

*Pursuant to the automatic adjustment provisions described below, the Company and Broadcast free cash flow and revenue targets were adjusted to reflect the budgeted contributions of the following:  (i) the 15 TV stations acquired from Cordillera Communications in 2019, and (ii) the eight television stations acquired in 2019 related to the Nexstar Media Group, Inc. transaction with Tribune Media.

The following chart sets forth the definitions for each of the performance goals:

Performance Goal	Description
Company Free Cash Flow

Consolidated operating income, as reported in the Company’s Annual Report on Form 10-K for the period ending December 31, 2019 (“Annual Report”) as adjusted to include similar amounts related to any discontinued operations, excluding depreciation, amortization of intangible assets, asset impairment charges, unanticipated and/or unplanned restructuring charges, and expenses incurred in association with a business acquisition, less additions to property, plant and equipment from continuing and discontinued operations, and excluding any amounts recorded for annual and long-term incentives earned under each plan. In addition, operating results and capital expenditures associated with the adoption of ATSC 3.0 and the FCC repack shall also be excluded.

Company Revenue	Consolidated operating revenue, as reported in the Annual Report for the performance period, adjusted to include revenue from discontinued operations.
Broadcast Revenue

All revenues reported as Local Media segment revenues in the Company’s Annual Report, plus any revenues associated with the Local Media segment or radio station markets included in discontinued operations and all revenue associated with Katz Broadcasting included in the National Media segment.

National Brand Revenue

All revenues reported as National Media segment revenues in the Company’s Annual Report, adjusted to remove the revenues of Katz Broadcasting, plus any amounts previously reported as National Media segment revenues that are reported as discontinued operations.

Automatic Adjustments

If the Company acquires any business during the performance period, then the threshold, target and maximum performance levels for each of the performance goals, as applicable, shall be increased by the purchased business’ budgeted contribution for the periods subsequent to the acquisition.

Based on the performance results as outlined in the tables immediately above, the blended payout level for each named executive officer under the 2019 annual incentive program was as follows:

Name	2019 STI Payout Percentage

Mr. Symson	116.5%
Ms. Knutson	116.5%
Mr. Lawlor	116.5%
Mr. Appleton	116.5%
Ms. Tomlin	110.5%

The E.W. Scripps Company	35	2020 Proxy Statement

For more information on the 2019 STI opportunities for our named executive officers, please refer to the “2019 Grants of Plan-Based Awards” section of this Proxy Statement. The amount of the STI earned for 2019 is set forth in the Non-Equity Incentive Plan Compensation column of the “2019 Summary Compensation Table” of this Proxy Statement.

Long-Term Incentive

The Committee believes that a competitive LTI program is an important component of total compensation because it: (i) enhances the retentive value of our compensation; (ii) rewards executives for increasing our stock price and developing long-term value; and (iii) provides executives with an opportunity for stock ownership to align their interests with those of our shareholders.

Long-Term Incentive Opportunities

In 2019, the LTI opportunities for our named executive officers were increased to bring their total direct compensation opportunity closer to the market median of the compensation peer group.

Name	2019 LTI Opportunity	Increase in LTI Target Opportunity

Mr. Symson	$2,000,000	$600,000
Ms. Knutson	$635,000	$110,000
Mr. Lawlor	$700,000	$125,000
Mr. Appleton	$610,000	$110,000
Ms. Tomlin	$370,000	$120,000

Under the 2019 long-term incentive program, the incentive opportunities were provided in the form of time-based RSUs and performance-based RSUs as follows:

The performance and payout scale for performance-based RSUs is the same as the scale used under the annual incentive program for Company-wide free cash flow.  Our actual Company-wide free cash flow for 2019 was $166.8 million (compared to a target of $154.3 million) or a 108% financial achievement level, meaning that 120% payout of the performance-based restricted share units for our named executive officers were earned, subject to the applicable service-based vesting requirements.

The long-term incentive grants are intended to foster employee stock ownership, align the interests of management with those of our shareholders, and enhance our retention program. Moreover, the time-based awards, combined with the Company’s stock ownership requirements, are intended to provide a direct incentive for our management to build sustained, long-term shareholder value.

The E.W. Scripps Company	36	2020 Proxy Statement

Equity Grant Practices

The Committee typically approves annual equity awards at its February meeting, the date of which is usually set two years in advance. The annual equity awards for 2019 were effective on March 19, 2019, which was three weeks after our Board meets.

In order to mitigate the impact of fluctuations in our stock price, award values are converted into a number of shares by dividing the applicable dollar value of the long-term incentive opportunity by the average of the closing per-share price of our Class A Common Shares for the 30 trading days immediately preceding and including the effective date of the equity award. The Committee does not grant equity compensation awards in anticipation of the release of material, nonpublic information. Similarly, the Company does not time the release of material, nonpublic information to coincide with equity award grant dates.

Additional Information

For more information on the equity awards granted to our named executive officers in 2019, please refer to the “2019 Grants of Plan-Based Awards” table in this Proxy Statement. For information about the total number of equity awards outstanding as of the end of 2019 with respect to each named executive officer, please refer to the “2019 Outstanding Equity Awards at Fiscal Year-End” table of this Proxy Statement.

Additional Compensation Policies and Practices

In addition to the core compensation program described above, we utilize several other compensation policies and practices that further our strategic objectives, promote sound governance practices, and deliver pay-for-performance.

Incentive Compensation Recoupment Policy

We have adopted a clawback policy in order to support the accuracy of our financial statements and align our executives’ long-term interests with those of our shareholders. Under this policy, each officer must repay, as directed by the Board, any annual incentive or other performance-based award received by him or her, if (i) the payment of such compensation was based on the achievement of financial results that were later the subject of a restatement of our financial statements; and (ii) the Committee determines that the officer’s fraud or misconduct caused or contributed to the need for the restatement.

Stock Ownership Requirements

The Committee maintains stock ownership targets for our named executive officers to achieve. For this purpose, the shares may be owned directly, in trust, or through any unvested time-based or earned performance-based restricted share units. The ownership guidelines were implemented to encourage named executive officers to maintain a meaningful equity interest in the Company and a shared commitment to value creation. We believe the equity ownership interests that result from our stock ownership guidelines will enhance the motivation of our executives. Every October, we evaluate the equity ownership of each executive officer to ensure compliance with their ownership requirement.  In 2019, all of our named executives met their ownership requirement, with the exception of Ms. Tomlin, who has until August 2022 to meet her ownership requirement.

Post-Employment Benefits

The Committee believes it is important to provide the executive officers, including named executive officers, with benefits that are in addition to those generally provided to its employees. As a result:

•

Named executive officers may defer specified portions of their compensation under the Executive Deferred Compensation Plan and receive matching contributions, in each case in excess of what they are able to defer under our 401(k) plan due to Internal Revenue Service ("IRS") limitations. For more information about the Executive Deferred Compensation Plan, please refer to the “2019 Nonqualified Deferred Compensation” table of this Proxy Statement.

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•

We supplement the pension plan for executives who began employment prior to July 1, 2008, and whose pay exceeded the Internal Revenue Service limitations, through the Scripps Supplemental Executive Retirement Plan (“SERP”). The Company froze the accrual of credited service (but not vesting service) in the pension plan and SERP, effective June 30, 2009, and froze all compensation accruals after 2014. For more information on the pension plan and the SERP, please refer to the “2019 Pension Benefits” table of this Proxy Statement.

•

Under the Transition Credit Plan, “excess” age and service credits were made on behalf of named executive officers whose pension benefit was frozen. The Transition Credit Plan was effective from 2011 through 2015. For more information about the Transition Credit Plan, please refer to the “2019 Non-Qualified Deferred Compensation” table of this Proxy Statement.

Health, Welfare and Other Personal Benefits

The named executive officers are entitled to participate in all health, welfare, fringe benefit and other arrangements generally available to other employees. The Company may also provide its officers, including its named executive officers, with limited additional perquisites and other personal benefits. For example, named executive officers are provided a financial planning benefit. Additionally, the named executive officers are eligible for an annual executive physical. Typically, the majority of the cost associated with this benefit is covered under the established health care plans; however, if certain tests or procedures are not covered, the Company will pay the difference.

 For more information about the perquisites provided in 2019 to each named executive officer, please refer to the “All Other Compensation” column of the “2019 Summary Compensation Table” of this proxy statement.

Employment Agreements, Executive Severance Plan and Change in Control Plan

The Committee believes severance protections convey the Company’s commitment to each named executive officer while offering flexibility for any potential changes in compensation or duties. Accordingly, the Company provides severance protections for named executive officers under an employment agreement (for Mr. Symson only), the Executive Severance Plan and the Change in Control Plan.

Employment Agreement

Effective January 1, 2020, Mr. Symson entered into a new employment agreement with the Company.  The agreement has a three-year term commencing January 1, 2020, with the potential for annual renewals.  The term will be extended two years in the event of a change in control of the Company. The agreement provides for severance benefits in the event of an involuntary termination of employment without “cause” or a termination for “good reason,” death or disability.  The agreement provides additional severance benefits in the event his employment terminates within 2 years after a change in control. Mr. Symson’s severance benefits are more fully described in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Executive Severance Plan

Each of the named executive officers, other than Mr. Symson, participates in the Executive Severance Plan. Upon an involuntary termination without “cause,” the covered executives are entitled to: (i) a pro-rated annual incentive, based on actual performance for the entire year; (ii) a severance payment equal to one times base salary and target annual incentive; (iii) accelerated vesting of Company equity awards (with performance-based awards paying out based on actual performance results for the entire performance period); and (iv) a lump sum payment equivalent to monthly health care premiums for one year. The Company may amend or terminate the plan at any time, without notice or participant consent.

The E.W. Scripps Company	38	2020 Proxy Statement

Change in Control Plan

Each of the named executive officers, other than Mr. Symson, is provided change in control protections under the Senior Executive Change in Control Plan (the “Change in Control Plan”). This plan provides benefits on a “double trigger,” meaning the cash severance benefits are due only if the Company terminates the executive’s employment without “cause” or the executive terminates his employment for “good reason,” in either case within a two-year period following a change in control.

Effective in 2020, the Committee removed the excise tax gross-up provision from the Change in Control Plan.  As a result, the Company no longer provides tax gross-ups for named executive officers or any other employees in the event they are subject to golden parachute excise taxes on payments received in connection with a change in control.

The Committee believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our named executive officers. The Change in Control Plan allows our named executive officers to focus on the Company’s business and objectively evaluate any proposals during potential change in control transactions without being distracted by potential job loss. It also enhances retention following a change in control, as the severance benefits are payable only if the executive incurs a qualifying termination within a certain period following a change in control, rather than merely as a result of the change in control.

All equity awards held by our named executive officers would immediately vest upon a change in control. Unlike the cash severance described above, the accelerated vesting is not contingent upon a qualifying termination of employment within a certain period following a change in control. This “single trigger” is appropriate because the Company’s equity may change in the event of a change in control and the Committee believes our named executive officers should have the same opportunity to realize value in a change in control transaction as public shareholders.

Additional Information

Please refer to the “Potential Payments Upon Termination or Change in Control” section of this proxy statement for information regarding potential payments and benefits, if any, that each named executive officer is entitled to receive upon certain terminations of employment or in connection with a change in control.

Compensation Consultant and Peer Group

Independent Compensation Consultant

The Committee directly retains an independent compensation consultant for purposes of developing and reviewing our executive compensation strategy and programs.  Since 2015, the Committee has retained Exequity, LLP (“Exequity”) as its consultant.  The Committee reviews the performance of its compensation consultant on an annual basis.  Minimally, every 5 years the Committee issues a request for proposal (“RFP”) in the marketplace, which it did at the beginning of 2019.  After the annual performance review, and consideration of the various responses to the RFP, the Committee retained Exequity as its consultant for 2019.

As in past years, Exequity reported directly to the Committee and served at the sole discretion of the Committee. It did not perform any other services for the Company. The Committee assessed the independence of Exequity pursuant to Securities and Exchange Commission rules and concluded that no conflict of interest existed that would prevent Exequity from independently advising the Committee.

Exequity generally attends each Committee meeting and provides advice to the Committee at the meetings, including reviewing and commenting on market compensation data used to establish the compensation of the executive officers and directors, the

The E.W. Scripps Company	39	2020 Proxy Statement

terms and performance goals applicable to incentive plan awards and analysis with respect to specific projects and information regarding trends and competitive practices.

Compensation Peer Group

Our compensation peer group consists of broadcast and other media companies identified through a quantitative analysis as being comparable across a range of operational and market-based performance measures. We review our compensation peer group annually based on the Company’s current strategic direction, size and market for competitive talent. The 2019 peer group, used in conjunction with 2019 compensation decisions, consisted of the following companies:

Revenue Comparison*

(in millions)

*Revenue values are based on 2017 revenues (most current annual revenue data available when 2019 compensation decisions were made).

Tax Implications

In structuring our executive compensation program, the Committee takes into account the tax treatment of our compensation arrangements.  For example, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).  Prior to 2018, Section 162(m) generally provided that the Company may not deduct compensation paid to a “covered employee” (generally our named executive officers serving on the last day of the year other than the chief financial officer) to the extent it exceeds $1 million. Qualified performance-based compensation paid pursuant to shareholder approved plans generally was not subject to the $1 million deduction limit, provided that certain requirements were satisfied.

In making compensation decisions in 2017 and prior years, the Committee often sought to structure our annual incentive program and performance-based restricted shares with the intention that they would be exempt from the $1 million deduction limit as “qualified performance-based compensation.”  However, the Committee has never adopted a policy that would require

The E.W. Scripps Company	40	2020 Proxy Statement

all compensation to be deductible, because the Committee wants to preserve the ability to pay compensation to our executives in appropriate circumstances, even if such compensation would not be deductible under Section 162(m).

The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, includes a number of significant changes to Section 162(m), such as the repeal of the qualified performance-based compensation exemption and the expansion of the definition of “covered employees” (for example, by including the chief financial officer and certain former named executive officers as covered employees).  As a result of these changes, except as otherwise provided in the transition relief provisions of the Tax Cuts and Jobs Act, compensation paid to any of our covered employees generally will not be deductible in 2018 or future years, to the extent that it exceeds $1 million.

The E.W. Scripps Company	41	2020 Proxy Statement

2019 Summary Compensation Table

The following Summary Compensation Table provides information regarding the compensation earned in 2019, 2018 and 2017 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Adam P. Symson	2019	1,000,000	2,160,412	1,106,750	86,035	95,278	4,448,475
President & Chief	2018	950,000	1,234,951	1,130,381	—	69,222	3,384,554
Executive Officer	2017	701,231	634,168	527,760	51,915	47,081	1,962,155
Lisa A. Knutson	2019	600,000	685,923	419,400	50,617	46,835	1,802,775
Executive Vice President/	2018	564,000	463,097	423,846	—	40,369	1,491,312
Chief Financial Officer	2017	486,538	502,040	264,748	33,899	32,155	1,319,380
Brian G. Lawlor	2019	676,500	756,136	472,874	306,737	51,750	2,263,997
President, Local Media	2018	615,000	507,203	455,715	—	9,625	1,587,543
	2017	562,558	581,294	308,360	207,750	13,813	1,673,775
William Appleton	2019	494,000	658,935	345,306	3,687	40,557	1,542,485
Executive Vice President/	2018	475,000	441,037	356,963	—	37,209	1,310,209
General Counsel	2017	426,000	502,040	230,040	3,273	30,068	1,191,421
Laura M. Tomlin	2019	333,462	399,670	191,280	—	26,686	951,098
Executive Vice President/	2018	310,000	220,505	213,900	—	14,079	758,484
National Media	2017	257,596	249,915	73,244	—	10,586	591,341

(1)

Represents the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of time-based restricted share units and performance-based restricted share units (based on the probable outcome of the performance condition as of the date of grant) in the applicable year, disregarding the impact of estimated forfeitures. See footnote 18 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Annual Report”), for an explanation of the assumptions made in the valuation of the awards. The aggregate grant date fair value of the performance-based restricted share units granted in 2019, assuming the highest level of performance would be achieved, is as follows:  Mr. Symson, $1,296,256; Ms. Knutson, $411,567; Mr. Lawlor, $453,690; Mr. Appleton, $395,374; and Ms. Tomlin, $239,811.  The Company met the performance metrics necessary for a 120% payout of the performance-based restricted share units granted in 2019.  The Company met the performance metrics necessary for a 126% payout of the performance-based restricted share units granted in 2018.  The Company met the performance metrics necessary for a 97% payout of the performance-based restricted share units granted in 2017, therefore 3% of the performance-based restricted share units were forfeited.

(2)	Represents the short-term incentive earned in the applicable year.
(3)

Represents the change in the present value of the accumulated benefits under the pension plan and the Scripps Supplemental Executive Retirement Plan (SERP) for the applicable year. In 2018, the values in these plans decreased for Mr. Symson ($39,126), Ms. Knutson ($20,175), Mr. Lawlor ($124,340), and Mr. Appleton ($7,618) due to an increase in discount rates and change in the mortality tables. Our named executive officers did not accrue any preferential or above-market earnings on nonqualified deferred compensation. The Company froze service accruals in the pension plan and SERP effective June 30, 2009 and froze all compensation accruals after 2014. Ms. Tomlin is not eligible for the pension plan or SERP.

(4)

Represents the perquisites and other benefits earned in the applicable year. The benefits for 2019 are outlined in the table below. For more information about these benefits, please refer to the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement.

Name	Financial Planning ($)(i)	Charitable Contributions ($)(ii)	Executive Physical ($)(iii)	Matching Contribution ($)(iv)	Total ($)

Mr. Symson	15,000	2,500	5,890	71,888	95,278
Ms. Knutson	11,000	—	—	35,835	46,835
Mr. Lawlor	6,740	—	5,383	39,627	51,750
Mr. Appleton	11,000	—	—	29,557	40,557
Ms. Tomlin	11,000	1,250	2,765	11,671	26,686

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(i)	Represents all amounts paid by the Company for financial planning services.
(ii)	Scripps Howard Foundation matches on a dollar-for-dollar basis up to $2,500 annually for charitable contributions made by the executives. This program is available to all employees.
(iii)	Represents the cost of the senior executive physical, if any, that is in excess of the cost of a physical covered under the Company’s general health plan.
(iv)	Represents the amount of all matching contributions made under the Company’s 401(k) plan and Executive Deferred Compensation Plan.

2019 Grants of Plan-Based Awards

The following table sets forth information for each named executive officer regarding short-term incentive and restricted share unit awards granted during 2019.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Awards ($)(4)

	Short-Term Incentive		475,000	950,000	1,425,000
	3/19/2019	2/15/2019				19,212	38,425	57,637		864,178
Mr. Symson	3/19/2019	2/15/2019							57,636	1,296,234
	Short-Term Incentive		180,000	360,000	540,000
	3/19/2019	2/14/2019				6,100	12,200	18,300		274,378
Ms. Knutson	3/19/2019	2/14/2019							18,299	411,545
	Short-Term Incentive		202,950	405,900	608,850
	3/19/2019	2/14/2019				6,724	13,449	20,173		302,468
Mr. Lawlor	3/19/2019	2/14/2019							20,172	453,668
	Short-Term Incentive		148,200	296,400	444,600
	3/19/2019	2/14/2019				5,860	11,720	17,580		263,583
Mr. Appleton	3/19/2019	2/14/2019							17,579	395,352
	Short-Term Incentive		86,552	173,104	259,656
	3/19/2019	2/14/2019				3,554	7,109	10,663		159,881
Ms. Tomlin(5)	3/19/2019	2/14/2019							10,662	239,789

(1)

Represents the annual incentive opportunities granted in 2019. The “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were established. The threshold payout equals the percent of the target award that can be paid if all performance metrics are met at the threshold achievement level. The maximum equals 150 percent of the target award. The actual 2019 incentive award is set forth in the “Non-Equity Incentive Plan Compensation” column of the “2019 Summary Compensation Table” of this proxy statement.

(2)

Represents the performance-based restricted share units granted in 2019 under the Long-Term Incentive Plan. The "Target" column reflects the payout when the performance goal was established; the threshold payout level is 50% of target and the maximum payout level is 150%. Any units earned would be subject to a four-year vesting schedule. In 2019, the performance metric resulted in a payout of 120% of the target performance shares.

(3)

Represents the time-based restricted share units granted in 2019 under the Long-Term Incentive Plan. The time-based restricted share units vest in four equal, annual installments for so long as the executive remains employed by the Company. Vesting accelerates upon the executive’s termination without cause, death, disability, or retirement, or in the event of a change in control. The executives are entitled to dividend equivalents if and when dividends are paid on Class A Common Shares.

(4)	Represents the grant date fair value (market price), as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table.
(5)	Ms. Tomlin’s target STI opportunity was increased to 60% of base salary upon her promotion to Executive Vice President in November 2019.

The E.W. Scripps Company	43	2020 Proxy Statement

2019 Outstanding Equity Awards at Fiscal Year-End

The following tables set forth information for each named executive officer with respect to each award of time-based restricted share units that had not vested and remained outstanding as of December 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock that have not Vested (#)(1)	Market Value of Shares or Units of Stock that have not Vested ($)(2)

Mr. Symson	199,777	3,138,497
Ms. Knutson	76,524	1,202,192
Mr. Lawlor	85,444	1,342,325
Mr. Appleton	73,841	1,160,042
Ms. Tomlin	37,405	587,633

(1)

Represents the number of time-based restricted share units for each named executive officer outstanding as of December 31, 2019. Vesting is accelerated upon a termination without cause, death, disability, retirement or change in control. The vesting dates for outstanding restricted share units are as follows:

The E.W. Scripps Company	44	2020 Proxy Statement

Name	Grant Date	Total Number of Restricted Share Units Outstanding	Vesting Date

Mr. Symson	3/15/2016	4,661	4,661 on 3/9/2020
	3/14/2017	8,337	4,168 on 3/1/2020; 4,169 on 3/1/2021
	3/14/2017	5,391	2,695 on 3/1/2020; 2,696 on 3/1/2021
	3/8/2018	42,197	14,066 on 3/1/2020; 14,065 on 3/1/2021; 14,066 on 3/1/2022
	3/8/2018	35,445	11,815 on 3/1/2020; 11,815 on 3/1/2021; 11,815 on 3/1/2022
	3/19/2019	57,636	14,409 on 3/1/2020; 14,409 on 3/1/2021; 14,409 on 3/1/2022; 14,409 on 3/1/2023
	3/19/2019	46,110	11,527 on 3/1/2020; 11,528 on 3/1/2021; 11,527 on 3/1/2022; 11,528 on 3/1/2023
	Total	199,777
Ms. Knutson	3/15/2016	3,602	3,602 on 3/9/2020
	3/14/2017	6,600	3,300 on 3/1/2020; 3,300 on 3/1/2021
	3/14/2017	4,268	2,134 on 3/1/2020; 2,134 on 3/1/2021
	3/8/2018	15,824	5,275 on 3/1/2020; 5,274 on 3/1/2021; 5,275 on 3/1/2022
	3/8/2018	13,291	4,430 on 3/1/2020; 4,430 on 3/1/2021; 4,431 on 3/1/2022
	3/19/2019	18,299	4,574 on 3/1/2020; 4,575 on 3/1/2021; 4,575 on 3/1/2022; 4,575 on 3/1/2023
	3/19/2019	14,640	3,660 on 3/1/2020; 3,660 on 3/1/2021; 3,660 on 3/1/2022; 3,660 on 3/1/2023
	Total	76,524
Mr. Lawlor	3/15/2016	4,661	4,661 on 3/9/2020
	3/14/2017	7,642	3,821 on 3/1/2020; 3,821 on 3/1/2021
	3/14/2017	4,942	2,471 on 3/1/2020; 2,471 on 3/1/2021
	3/8/2018	17,331	5,777 on 3/1/2020; 5,777 on 3/1/2021; 5,777 on 3/1/2022
	3/8/2018	14,558	4,853 on 3/1/2020; 4,852 on 3/1/2021; 4,853 on 3/1/2022
	3/19/2019	20,172	5,043 on 3/1/2020; 5,043 on 3/1/2021; 5,043 on 3/1/2022; 5,043 on 3/1/2023
	3/19/2019	16,138	4,034 on 3/1/2020; 4,035 on 3/1/2021; 4,034 on 3/1/2022; 4,035 on 3/1/2023
	Total	85,444
Mr. Appleton	3/15/2016	3,602	3,602 on 3/9/2020
	3/14/2017	6,600	3,300 on 3/1/2020; 3,300 on 3/1/2021
	3/14/2017	4,268	2,134 on 3/1/2020; 2,134 on 3/1/2021
	3/8/2018	15,070	5,023 on 3/1/2020; 5,023 on 3/1/2021; 5,024 on 3/1/2022
	3/8/2018	12,658	4,219 on 3/1/2020; 4,219 on 3/1/2021; 4,220 on 3/1/2022
	3/19/2019	17,579	4,394 on 3/1/2020; 4,395 on 3/1/2021; 4,395 on 3/1/2022; 4,395 on 3/1/2023
	3/19/2019	14,064	3,516 on 3/1/2020; 3,516 on 3/1/2021; 3,516 on 3/1/2022; 3,516 on 3/1/2023
	Total	73,841
Ms. Tomlin	3/14/2017	463	463 on 3/1/2020
	3/14/2017	300	300 on 3/1/2020
	9/1/2017	3,586	3,586 on 9/1/2020
	3/8/2018	7,535	2,512 on 3/1/2020; 2,511 on 3/1/2021; 2,512 on 3/1/2022
	3/8/2018	6,329	2,110 on 3/1/2020; 2,109 on 3/1/2021; 2,110 on 3/1/2022
	3/19/2019	10,662	2,665 on 3/1/2020; 2,666 on 3/1/2021; 2,665 on 3/1/2022; 2,666 on 3/1/2023
	3/19/2019	8,530	2,132 on 3/1/2020; 2,133 on 3/1/2021; 2,132 on 3/1/2022; 2,133 on 3/1/2023
	Total	37,405

(2)	The value was calculated using the closing market price of our Class A Common Shares on December 31, 2019 ($15.71 per share).

The E.W. Scripps Company	45	2020 Proxy Statement

2019 Stock Vested

The following table sets forth information for each named executive officer with respect to the vesting of restricted share units during 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Mr. Symson	41,737	934,581
Ms. Knutson	23,071	516,639
Mr. Lawlor	25,912	580,260
Mr. Appleton	22,609	506,295
Ms. Tomlin	9,533	177,482

(1)	Represents the product of the number of shares of stock covered by the restricted share units that vested and the closing price per share of stock on the vesting date.

2019 Pension Benefits

The following table sets forth information regarding the pension benefits for each named executive officer.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Mr. Symson	Scripps Pension Plan	7.33	197,398	—
	SERP	7.33	125,952	—
Ms. Knutson	Scripps Pension Plan	3.50	132,661	—
	SERP	3.50	120,996	—
Mr. Lawlor	Scripps Pension Plan	15.83	546,340	—
	SERP	15.83	929,115	—
Mr. Appleton	Scripps Pension Plan	1.17	39,218	—
	SERP	1.17	42,493	—
Ms. Tomlin	Scripps Pension Plan	—	—	—
	SERP	—	—	—

(1)

The number of years of credited service and the present value of accumulated benefit are calculated as of December 31, 2019. The present value of accumulated benefit was calculated using the same assumptions included in the 2019 Annual Report, except that (i) no pre-retirement decrements were assumed, and (ii) a single retirement age of 62 was used instead of retirement decrements (except for Mr. Appleton who has an assumed mid-year retirement for the value in the table). The Company froze the accrual of credited service (but not vesting service) in the pension plan and SERP effective June 30, 2009 and froze all compensation accruals after 2014. Ms. Tomlin did not participate in these plans since she was hired after the freeze date.  All the eligible named executive officers are fully vested in their benefits.

Description of Retirement Plans

Pension Plan

The Scripps Pension Plan (the “Pension Plan”) is a tax-qualified pension plan covering substantially all eligible non-union employees that began employment prior to July 1, 2008 (the majority of our defined benefit plans were frozen June 30, 2009). The material terms and conditions of the Pension Plan as they pertain to the named executive officers include the following:

Benefit Formula: Subject to applicable Internal Revenue Code limits on benefits, the monthly normal retirement benefit is equal to 1 percent of the participant’s average monthly compensation up to an integration level plus 1.25 percent of the participant’s average monthly compensation in excess of the integration level, multiplied by the participant’s months and years of service.

The E.W. Scripps Company	46	2020 Proxy Statement

The integration level is the average of the Social Security taxable wage bases for the 35 years prior to the participant’s termination (or disability, if applicable), but not later than 2014. Average monthly compensation is the monthly average of the compensation earned during the five consecutive years in the 11 years before termination for which the participant’s compensation was the highest. In 2009, we amended the pension plan to freeze service accruals as of June 30, 2009, and to freeze compensation accruals after a five-year transition period ending December 31, 2014.  Ms. Tomlin did not participate in this plan since she was hired after the freeze date.

Compensation: Subject to the applicable Internal Revenue Code limit, compensation included salary, bonuses earned during the year and paid by March 15 of the following calendar year, and amounts deferred pursuant to the Scripps Retirement and Investment Plan and the Scripps Choice Plan.

Normal Retirement: A participant is eligible for a normal retirement benefit based on the benefit formula described above if his or her employment terminates on or after age 65.

Early Retirement: A participant is eligible for an early retirement benefit if his or her employment terminates on or after age 55 and he or she has completed 10 years of service. The early retirement benefit is equal to the normal retirement benefit described above, reduced by 0.4167 percent for each month the benefit commences before age 62. The Company does not grant extra years of service to any named executive officer under the Pension Plan.

Deferred Vested Benefits: A participant who is not eligible for a normal or early retirement benefit but has completed five years of service is eligible for a deferred retirement benefit following termination of employment, beginning at age 55, subject to a reduction of 0.5 percent for each month the benefit commences before age 65.

Form of Benefit Payment: The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity (which is the normal form of benefit for an unmarried participant). The normal form of payment for a married participant is a joint and 100 percent survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 100 percent of the reduced monthly amount for life. Married participants with spousal consent can elect any optional form. Optional forms of benefits include a straight life annuity, a joint and 50 percent or 100 percent survivor annuity (which provides a reduced monthly amount for the participant’s life with the designated beneficiary receiving 50 percent or 100 percent of the monthly amount for life), or a monthly life annuity with a 10-year certain or five-year certain guarantee (which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 or five years of benefit commencement, equal payments to a designated beneficiary for the remainder of the 10-year or five-year certain period, as applicable).

All forms of benefit payment are the actuarial equivalent of the monthly life annuity form.

SERP

The Scripps Supplemental Executive Retirement Plan (“SERP”) is intended to retain executive talent by supplementing benefits payable under the Pension Plan. The material terms and conditions of the SERP as they pertain to the named executive officers include the following:

Eligibility: An executive generally is eligible to participate in the SERP if he or she qualifies for a Pension Plan benefit that was limited by application of Internal Revenue Code limits on compensation and benefits under tax-qualified retirement plans. In 2009, we amended the SERP to freeze participation. Ms. Tomlin did not participate in this plan since she was hired after the freeze date.

Benefit Formula: The SERP benefit is equal to the difference between the Pension Plan benefit calculated using the SERP definition of compensation and the actual Pension Plan benefit, plus a 2.9 percent gross-up for the combined employer/employee Medicare tax. Compensation includes all compensation included under the Pension Plan (without application of the IRS limit described under the Pension Plan), plus bonuses paid if earned more than one year prior to the payment date and certain deferred compensation and executive compensation payments designated by the Pension Board. In 2009, we amended the SERP to freeze service accruals as of June 30, 2009, and to freeze compensation accruals after a five-year transition period ending December 31, 2014.

Benefit Entitlement: A vested participant becomes entitled to a SERP benefit when he or she terminates employment. The benefit is paid in a single lump sum.

The E.W. Scripps Company	47	2020 Proxy Statement

2019 Nonqualified Deferred Compensation

The following table sets forth information regarding the nonqualified deferred compensation for each named executive officer as of December 31, 2019.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)

Mr. Symson	167,823	64,763	100,645	—	685,826
Ms. Knutson	44,631	26,035	353,656	—	1,889,142
Mr. Lawlor	251,648	29,827	80,738	—	674,225
Mr. Appleton	369,803	19,984	163,443	—	1,124,843
Ms. Tomlin	3,208	1,871	190	—	5,269

(1)

Represents the base salary and annual incentive deferred by each named executive officer during 2019. The deferrals are included in the amounts reflected in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the "2019 Summary Compensation Table."

(2)

Represents the matching contributions made under the Executive Deferred Compensation Plan. The matching contribution is included in the "All Other Compensation" column of the "2019 Summary Compensation Table."

(3)

The aggregate balance as of December 31, 2019, for each named executive officer includes the following amounts that were previously earned and reported as compensation in the summary compensation table for the years 2006 through 2018:

Name	Base Deferred ($)	Bonus Deferred ($)	Matching Contributions ($)

Mr. Symson	192,994	61,779	91,015
Ms. Knutson	521,706	740,777	95,137
Mr. Lawlor	12,900	367,281	49,081
Mr. Appleton	68,992	363,096	98,397
Ms. Tomlin	—	—	—

Description of Nonqualified Deferred Compensation Plan

Our named executive officers are eligible to defer up to 50 percent of their pre-tax base salary and up to 100 percent of their pre-tax annual incentive compensation under the terms of the Executive Deferred Compensation Plan. The plan is available to a select group of highly compensated employees and is unfunded and unsecured. Our named executive officers are also entitled to a matching credit on base salary deferrals equal to 100 percent on the first 1 percent of base salary (in excess of the applicable Internal Revenue Code limit) and annual incentive deferrals, plus 50 percent on the next 5 percent of those deferrals. Under the Transition Credit Plan, “excess” age and service credits were made on behalf of named executive officers whose pension benefit service was frozen.

Payments from the Executive Deferred Compensation Plan are made in cash at certain future dates specified by participants or upon earlier termination of employment or death. Payments are made in the form of a lump sum or in monthly installments of 5, 10 or 15 years, as elected by the participants. Payments are automatically accelerated and paid in a lump sum in the event of a termination of employment within two years following a change in control of the Company. Payments from the Transition Credit Plan, which was in effect from 2011 to 2015, are made in cash as a single lump sum six months following termination of employment.

The deferred compensation is credited with earnings, gains and losses in accordance with deemed investment elections made by participants from among various crediting options established by the Company from time to time. Participants are permitted to change their deemed investment elections daily. For 2019, the investment options tracked returns under publicly available and externally managed investment funds such as mutual funds.

The E.W. Scripps Company	48	2020 Proxy Statement

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans and arrangements that require it to pay or provide compensation and benefits to the named executive officers in the event of certain terminations of employment or a change in control. The estimated amount payable or provided to each of these executives in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2019, along with other material assumptions noted below. The actual amounts that would be paid to these executives upon termination or a change in control can only be determined at the time the actual triggering event occurs.

The amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as the 2019 annual incentive payouts, equity awards that had previously vested in accordance with their terms, or vested benefits otherwise payable under the retirement plans and programs (unless those benefits are enhanced or accelerated). Please refer to the “Non-Equity Incentive Plan Compensation” column of the “2019 Summary Compensation Table” for the amount of the 2019 annual incentive payout, the “2019 Outstanding Equity Awards at Fiscal Year End” table for a summary of each named executive officer’s vested equity awards, the “2019 Pension Benefits” table for a summary of each named executive officer’s vested pension benefit, and the “2019 Nonqualified Deferred Compensation” table for a summary of each named executive officer’s deferred compensation balance.

The E.W. Scripps Company	49	2020 Proxy Statement

Name and Triggering Event	Cash Severance Payment ($)(1)	Incremental Retirement Plan Benefit ($)(2)	Welfare and Other Benefits ($)(3)	Stock Awards ($)(4)	Total ($)(5)

Mr. Symson
• Voluntary termination	—	—	—	—	—
• Involuntary termination without cause	3,900,000	—	34,838	3,138,497	7,073,335
• CIC	—	—	—	3,138,497	3,138,497
• Involuntary or good reason termination after a CIC	4,260,762	—	2,019,294	—	6,280,056
• Death	1,000,000	—	34,838	3,138,497	4,173,335
• Disability	1,000,000	—	34,838	3,138,497	4,173,335
Ms. Knutson
• Voluntary termination(6)	—	—	—	1,202,192	1,202,192
• Involuntary termination without cause	960,000	—	16,054	1,202,192	2,178,246
• CIC	—	—	—	1,202,192	1,202,192
• Involuntary or good reason termination after a CIC	2,047,692	—	32,108	—	2,079,800
• Death	600,000	—	—	1,202,192	1,802,192
• Disability	600,000	—	—	1,202,192	1,802,192
Mr. Lawlor
• Voluntary termination	—	—	—	—	—
• Involuntary termination without cause	1,082,400	—	13,310	1,342,325	2,438,035
• CIC	—	—	—	1,342,325	1,342,325
• Involuntary or good reason termination after a CIC	2,264,430	—	26,620	—	2,291,050
• Death	676,500	—	—	1,342,325	2,018,825
• Disability	676,500	—	—	1,342,325	2,018,825
Mr. Appleton
• Voluntary termination(6)	—	2,846	—	1,160,042	1,162,888
• Involuntary termination without cause	790,400	2,846	13,946	1,160,042	1,967,234
• CIC	—	—	—	1,160,042	1,160,042
• Involuntary or good reason termination after a CIC	1,701,926	6,997	27,892	—	1,736,815
• Death	494,000	—	—	1,160,042	1,654,042
• Disability	494,000	2,846	—	1,160,042	1,656,888
Ms. Tomlin
• Voluntary termination	—	—	—	—	—
• Involuntary termination without cause	576,000	—	14,119	587,633	1,177,752
• CIC	—	—	—	587,633	587,633
• Involuntary or good reason termination after a CIC	1,152,000	—	586,675	—	1,738,675
• Death	360,000	—	—	587,633	947,633
• Disability	360,000	—	—	587,633	947,633

(1)

Amounts listed under “Cash Severance Payment” are payable in a lump sum under the terms of the named executive officer’s employment agreement (Mr. Symson only), the Executive Severance Plan or the Senior Executive Change in Control Plan, as applicable.

(2)

Represents the actuarial present value of continued pension benefits, calculated using the pension plan’s provisions for a lump sum payment on January 1, 2020, a discount rate of 3.40 percent for the qualified plan and 3.35 percent for the nonqualified plan and the IRS’s required funding mortality.

(3)

Amounts listed under “Welfare and Other Benefits” include: (a) the amount that represents the premiums for continued medical, dental and vision insurance; and (b) the tax gross-up, if any, for the 280G excise and related taxes, as required under the terms of the arrangements described below. There would not have been a tax gross-up for any of our named executive officers, except for Mr. Symson and Ms. Tomlin, upon a change in control on December 31, 2019.  In 2020, the excise tax gross-up was eliminated.

(4)

Represents the product of (i) the number of restricted share units outstanding as of December 31, 2019, multiplied by (ii) $15.71 (i.e., the closing market price on December 31, 2019). Please refer to "2019 Outstanding Equity Awards at Fiscal Year-End" table for more detail.

(5)	Represents the total payout under each termination category.
(6)	Equity awards vest in full on retirement. Ms. Knutson and Mr. Appleton are retirement eligible.

The E.W. Scripps Company	50	2020 Proxy Statement

Summary of Various Plans and Arrangements

Employment Agreement for Mr. Symson

Under Mr. Symson’s employment agreement, as in effect on December 31, 2019, if his employment were terminated without “cause” (including as a result of the non-renewal of the employment agreement by the Company, but not including termination as a result of death or disability), or if Mr. Symson terminated his employment for “good reason”, he would be entitled to receive: (i) a cash severance payment equal to 2 times his annual base salary and target annual incentive, (ii) a pro-rated annual incentive bonus based on actual performance, (iii) continued medical and dental coverage for two years, (iv) reimbursement of up to $15,000 in financial planning expenses for one year, and (v) accelerated vesting of outstanding equity awards.

If Mr. Symson provides timely written notice of his intention not to renew the employment agreement and terminates his employment at the expiration of the term, he will be entitled to receive: (i) a cash severance payment equal to one-half of his annual base salary and target annual incentive, (ii) a pro-rated annual incentive bonus based on actual performance, (iii) continued medical and dental coverage for six months, and (iv) reimbursement of up to $15,000 in financial planning expenses for one year.

If Mr. Symson’s employment terminates as a result of his death or disability, he (or his estate) will be entitled to receive: (i) a cash severance payment equal to one year of his annual base salary, (ii) a pro-rated annual incentive bonus based on actual performance, and (iii) continued medical and dental coverage for two years.

However, if any termination of employment described above occurs within two years after a change in control, Mr. Symson’s rights to severance benefits will be governed by the terms of the Company’s Senior Executive Change in Control Plan (described below).

Mr. Symson must sign a release of claims against the Company prior to receiving the benefits described above.  In exchange, Mr. Symson agrees to maintain the confidentiality of the Company’s trade secret information and agrees not to compete with the Company or solicit its employees for 18 months thereafter (or for six months after a termination due to Mr. Symson’s timely notice of non-renewal of the of the employment agreement).

For purposes of his employment agreement, “cause” generally means a conviction of (or plea of nolo contendere to) a felony (other than traffic-related citations) or other crime involving dishonesty;  the willful and material unauthorized disclosure of confidential information; gross misconduct or gross neglect in the performance of his duties; the willful failure to cooperate with a bona fide investigation; or the willful and material violation of the Company’s written conduct policies.  “Good reason” generally means a reduction in Mr. Symson’s title, duties, responsibilities or reporting relationship,  a reduction of his base salary or target annual incentive opportunity (other than certain across-the-board reductions);  a failure to nominate him for re-election or to elect him as a member of the Board; or a breach by the Company of his employment agreement.

Executive Severance Plan

Each named executive officer other than Mr. Symson participates in the Executive Severance Plan. Upon an involuntary termination without “cause”, the severance benefit equals: (i) a cash severance payment equal to 1 times his or her annual base salary and target annual incentive, (ii) a pro-rated annual incentive bonus based on actual performance, (iii) a lump-sum payment for health care premiums for up to one year, and (iv) accelerated vesting of outstanding equity awards. Participants must sign a release of claims against the Company prior to receiving these severance benefits.  The term "cause" generally has the same meaning as provided in Mr. Symson's employment agreement.

Upon a termination due to death or disability, each covered participant would be entitled to a pro-rated annual incentive, based on actual performance for the entire year, and 12 months of base salary.

Long-Term Incentive Plan

Under the terms of the Long-Term Incentive Plan, all outstanding equity awards held by the named executive officers will vest upon a change in control. A change in control generally means (i) the acquisition of a majority of the Company’s voting common shares by someone other than a party to the Scripps Family Agreement; (ii) the disposition of assets accounting for 90 percent or more of the Company’s revenues, unless the parties to the Scripps Family Agreement have a direct or indirect controlling interest in the acquiring entity, or (iii) a change in the membership of the Company’s Board, such that the current incumbents and their approved successors no longer constitute a majority.

The E.W. Scripps Company	51	2020 Proxy Statement

If a named executive officer dies, becomes disabled or retires, then any equity awards issued under the Company’s Long-Term Incentive Plan will become fully vested.

Executive Annual Incentive Plan

Under the Executive Annual Incentive Plan, in the event that a participant’s employment terminates within one year of a “change in control,” the Company or its successor would be required to pay a lump sum amount to the participant equal to the target annual incentive opportunity for the performance period in which the termination occurs.

Senior Executive Change in Control Plan

Each named executive officer participates in the Senior Executive Change in Control Plan. Under this plan, as in effect as of December 31, 2019, if the executive’s employment is terminated by the Company other than for “cause,” death or disability, or if the executive resigns for “good reason,” within two years after a “change in control,” then the Company or its successor will be obligated to pay or provide the following benefits:

•

A lump sum payment equal to two times the executive’s annual base salary and annual incentive. For this purpose, base salary generally means the highest base salary in effect at any time during the prior three years, and prior to February 24, 2020, annual incentive generally means the greater of (i) target in the year of termination or (ii) the highest annual incentive earned in the prior three years.

•	Continued medical, dental, vision, disability, life and accidental death insurance coverage for 24 months.
•

A lump sum payment equal to the actuarial value of the additional benefits under the Company’s qualified and supplemental defined benefit plans that the executive would have received if his or her age (but not years of service) at the time of termination were increased by two years.

•	Prior to February 24, 2020, a tax gross-up for any excise tax imposed on excess golden parachute payments under Section 280G of the tax code.

Under the Change in Control Plan, the term “cause” generally includes a commission of a felony or an act that impairs the Company’s reputation; willful failure to perform duties; or breach of any material term, provision or condition of employment. The term “good reason” generally includes a reduction in compensation or duties; relocation outside of Cincinnati; or a material breach of the employment terms by the Company. A change in control generally means (i) the acquisition of a majority of the Company’s voting common shares by someone other than a party to the Scripps Family Agreement; (ii) the disposition of assets accounting for 90 percent or more of the Company’s revenues, unless the parties to the Scripps Family Agreement have a direct or indirect controlling interest in the acquiring entity.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year.  The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For our 2019 fiscal year:

•	The median of the annual total compensation of all of our employees, excluding the Chief Executive Officer, was estimated to be $54,392;
•	The annual total compensation of our Chief Executive Officer was $4,448,475, which, as described below, represents the sum of the compensation earned by Mr. Symson for the year; and
•	The ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was estimated to be 81.8 to 1.

The E.W. Scripps Company	52	2020 Proxy Statement

In determining the pay ratio information provided above, we first identified our median employee for the 2019 fiscal year by using the following methodology, assumptions, adjustments and estimates, as permitted by Item 402(u) of Regulation S-K:

•

We selected November 1, 2019 as the date upon which we would identify our median employee, and, from our tax and payroll records, we compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, excluding employees working outside of the U.S.

•

We used total cash compensation during the 2019 fiscal year as a consistently applied compensation measure to identify our median employee from the employees on the list.  For this purpose, we define total cash compensation as the sum of base wages and annual incentives payable in cash during the fiscal year. We did not annualize the total cash compensation of any permanent employees who were employed for less than the full 2019 fiscal year.

Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of our named executive officers, as reported in the "2019 Summary Compensation Table".

The estimated $54,392 annual total compensation of our median employee, as reported above, includes $52,403 in base wages and $1,989 in all other compensation (consisting of all matching contributions made under the Company's 401(k) plan) provided to the median employee with respect to fiscal year 2019, all determined in accordance with methodology we used to determine the annual total compensation of our named executive officers, as reported in the "2019 Summary Compensation Table".

It should be noted that the pay ratio disclosure rules of Item 402(u) of Regulation S-K provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee, to calculate the median employee’s annual total compensation and to estimate the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all other employees.  As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

The E.W. Scripps Company	53	2020 Proxy Statement

2019 Director Compensation

The following table sets forth information regarding the compensation earned in 2019 by non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	Total ($)

Marcellus W. Alexander, Jr.(3)	31,500	70,251	—	101,751
Charles L. Barmonde	65,000	96,748	—	161,748
Richard A. Boehne	178,000	96,748	—	274,748
Kelly P. Conlin	66,000	96,748	—	162,748
Lauren Rich Fine	80,000	96,748	—	176,748
John W. Hayden	81,000	96,748	—	177,748
Anne M. La Dow	66,000	96,748	—	162,748
Wonya Y. Lucas	45,250	96,748	—	141,998
Roger L. Ogden(4)	90,000	96,748	—	186,748
R. Michael Scagliotti	64,000	96,748	—	160,748
Kim Williams	128,000	96,748	346	225,094

(1)

Represents the aggregate grant date fair value of restricted share unit awards granted in 2019, as determined in accordance with FASB ASC Topic 718. See footnote 18 of our 2019 Annual Report for the assumptions used in the valuation of these awards.

(2)

Represents the above market earnings to the fixed income account within the 1997 Deferred Compensation and Stock Plan for Directors.  Only Ms. Williams has a fixed income account.  The interest rate Ms. Williams received was 3.87% in 2019.

(3)  Mr. Alexander joined the Board in August 2019.

(4)  Mr. Ogden retires from the Board effective May 4, 2020.

The following is a summary of the outstanding restricted share unit awards held by each non-employee director as of December 31, 2019.

Name	Aggregate Number of Restricted Share Unit Awards (#)

Mr. Alexander	4,718
Mr. Barmonde	4,279
Mr. Boehne	4,279
Mr. Conlin	4,279
Ms. Fine	4,279
Mr. Hayden	4,279
Ms. La Dow	4,279
Ms. Lucas	4,279
Mr. Ogden	4,279
Mr. Scagliotti	4,279
Ms. Williams	4,279

The E.W. Scripps Company	54	2020 Proxy Statement

Description of Director Compensation Program

The Company’s director compensation program is designed to enhance its ability to attract and retain highly qualified directors and to align their interests with the long-term interests of its shareholders. The program includes a cash component, which is designed to compensate non-employee directors for their service on the Board and an equity component, which is designed to align the interests of non-employee directors and shareholders. The Company also provides certain other benefits to non-employee directors, which are described below. Directors who are employees of the Company receive no additional compensation for their service on the Board.

The Committee annually reviews compensation paid to our non-employee directors and makes recommendations for adjustments, as appropriate, to the full Board.  As part of this annual review, the Committee considers the significant time commitment and skill level required by each non-employee director in serving on the Board and its various committees.  The Committee seeks to maintain a market competitive director compensation program and, with the assistance of its independent compensation consultant, benchmarks our director compensation program against the peer group we use to evaluate our executive compensation program.

Cash Compensation

Each non-employee director is entitled to receive an annual cash retainer of $45,000. Committee chairs also receive an annual retainer as described in the table below. The retainers are paid in equal quarterly installments. Each non-employee director is also entitled to receive a fee for each Board meeting and committee meeting attended, as follows:

Meeting Fees

Board	$2,500
Executive, Compensation and Nominating & Governance Committees	$2,000
Audit Committee	$2,500
Telephonic meeting fees	$1,000

Annual Chair Fees

Chairman	$120,000
Lead Director	$25,000
Executive Committee	$3,000
Audit Committee	$15,000
Compensation Committee	$12,000
Nominating & Governance Committee	$6,000

The E.W. Scripps Company	55	2020 Proxy Statement

Equity Compensation

In May 2019, non-employee directors serving as of the 2019 Annual Meeting of Shareholders received a restricted share unit award equal to $95,000 (Mr. Alexander received a prorated award in August 2019). The Committee, after receiving advice from its independent consultant, attempted to target the equity compensation award to be comparable to the median value of equity compensation granted to directors of our compensation peer group. The restricted share units are paid on the earlier of the first anniversary of the date of grant, at termination of the director’s service on the Board or a change in control. The restricted share units may be forfeited upon removal from the Board for cause.

The Board established stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director must own a number of Class A Common Shares with a value equal to three times his or her annual cash retainer by the fifth anniversary of the date elected to the Board. For this purpose, the shares may be owned directly, in trust, or through any unvested restricted share units. The following table shows the actual ownership of each non-employee nominee for election to the Board.

Name	Ownership Guidelines by Target Date	Target Number of Shares (based on 1/31/2020 price of $12.14)	Actual Ownership as of 1/31/2020

Mr. Alexander(1)	3 x Retainer	11,120	4,718
Mr. Barmonde	3 x Retainer	11,120	606,502
Mr. Boehne	3 x Retainer	11,120	413,670
Mr. Conlin	3 x Retainer	11,120	28,685
Ms. Fine(2)	3 x Retainer	11,120	10,750
Mr. Hayden	3 x Retainer	11,120	75,795
Ms. La Dow	3 x Retainer	11,120	31,869
Ms. Lucas(3)	3 x Retainer	11,120	4,279
Mr. Scagliotti	3 x Retainer	11,120	14,048
Ms. Williams	3 x Retainer	11,120	153,953

(1)	Mr. Alexander has until August 6, 2024, to meet the ownership requirement.
(2)	Ms. Fine has until May 10, 2023, to meet the ownership requirement.
(3)	Ms. Lucas has until May 6, 2024, to meet the ownership requirement.

Other Benefits

In addition to the above compensation, the Scripps Howard Foundation, an affiliate of the Company, matches, on a dollar-for-dollar basis, up to $2,500 annually of charitable contributions made by non-employee directors to qualifying organizations. This program also is available to all Scripps’ employees.   None of the Company's non-employee directors elected to use the matching contribution for 2019.

1997 Deferred Compensation and Stock Plan for Directors

A non-employee director may elect to defer payment of all or a designated percentage of the cash compensation received as a director under the Company’s 1997 Deferred Compensation and Stock Plan for Directors (“DCSPD”). The director may allocate the deferrals between a phantom stock account that credits earnings including dividends, based on the Company’s Class A Common Shares, or to a fixed-income account that credits interest based on the 12-month average of the 10-year treasury rate (as of November of each year), plus 1 percent. The deferred amounts (as adjusted for earnings, interest and losses) are paid to the director at the time he or she ceases to serve as a director or upon a date predetermined by the director, either in a lump sum or annual installments over a specified number of years (not to exceed 15) as elected by the director. Payments generally are made in the form of cash, except that the director may elect to receive all or a portion of the amounts credited to his or her phantom stock account in the form of Class A Common Shares.

The E.W. Scripps Company	56	2020 Proxy Statement

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Compensation Committee (Mr. Ogden, chair, Mr. Alexander, Mr. Conlin, Ms. La Dow and Ms. Lucas) is a current or former employee of the Company. None of our executive officers served as a member of the compensation committee or a director of another company where such company's executive officers served on our Board or compensation committee.

Related Party Transactions

Related Party Transactions

Under its charter, the audit committee of the Board is responsible for reviewing any proposed related party transaction. The audit committee has approved a “Statement of Policy with Respect to Related Party Transactions” which recognizes that related party transactions can present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). This policy requires that a related party transaction be consummated or continued only if (i) the audit committee has approved or ratified the transaction, (ii) the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, (iii) in the case of compensation payable to an executive officer, such compensation has been approved or recommended to the Board for approval by the Compensation Committee, and (iv) the transaction is also approved by the Board if the transaction involves the chairman of the Board or the chief executive officer of the Company. There were no related party transactions in 2019.

Scripps Family Agreement

The provisions of the Amended and Restated Scripps Family Agreement, dated May 19, 2015 (the “Scripps Family Agreement”) govern the transfer and voting of Common Voting Shares held by the signatories to such agreement (the “Signatories”). The Edward W. Scripps Trust (the “Trust”), the former controlling shareholder of the Company, ended on October 18, 2012, upon the death of Robert P. Scripps, a grandson of the founder. He was the last of Edward W. Scripps’ grandchildren upon whom the duration of the Trust was based. In March and September of 2013, the Trust distributed its Class A Common Shares and Common Voting Shares to the beneficiaries of the Trust, some of whom were minors at the time of distribution (each, a “Minor”). The beneficiaries (other than the Minors), their descendants, members of the John P. Scripps family and trusts for their benefit are Signatories. Common Voting Shares are held on behalf of the Minors in trust arrangements, of which certain Signatories serve as trustees or trust advisors, but such shares are not subject to the Scripps Family Agreement. The Minors may or may not become parties in the future.

Transfer Restrictions. No Signatory to the Scripps Family Agreement may dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase such shares. Signatories may not convert Common Voting Shares into Class A Common Shares except for a limited period of time after giving other Signatories and the Company the opportunity to purchase such shares, and except in certain other limited circumstances.

Signatories may transfer Common Voting Shares (1) to lineal descendants or (2) by gift or testamentary transfer to (a) lineal descendants of Robert Paine Scripps or John P. Scripps, (b) any trust for the benefit of such descendant, the spouse of such descendant or a charitable organization controlled, directly or indirectly, by such descendants, or for which the power to vote and dispose of the Common Voting Shares is directed by family descendant, or (c) any entity or charitable organizations controlled, directly or indirectly, by such descendants, or for which the power to vote and dispose of the Common Voting Shares is directed by family descendants. However, such transfers are valid only if each recipient (including, when applicable, the trustees and other persons with voting and dispositive power with respect to any trust, charitable organization or entity into which such shares are transferred) becomes party to the Scripps Family Agreement effective upon receipt of the shares. Additionally, Signatories may transfer Common Voting Shares by testamentary transfer or through family trusts to their spouses provided such shares are converted to Class A Common Shares and may pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement and trigger the purchase rights of the other Signatories and the Company described above. Any valid transfer of Common Voting

The E.W. Scripps Company	57	2020 Proxy Statement

Shares made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.

Voting Provisions. The Scripps Family Agreement provides that the Company will call a meeting of the Signatories prior to each annual or special meeting of the shareholders of the Company. At each of these meetings, the Company will submit to the Signatories each matter, including election of directors, that the Company will submit to its shareholders at the annual meeting or special meeting with respect to which the meeting under the Scripps Family Agreement has been called. Each Signatory is entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by him or her on each such matter brought for a vote at the family meeting. Each Signatory is bound by the decision reached by majority vote with respect to each such matter and, at the related annual or special meeting of the shareholders of the Company, each Signatory must vote his or her Common Voting Shares in accordance with the decisions reached at the family meeting.  In furtherance of this obligation, the Signatories have irrevocably appointed each other as their attorneys and proxies to vote their Common Voting Shares at any such annual or special meeting.  As a result, any one Signatory may vote all the Common Voting Shares held by all the Signatories.

Duration of the Scripps Family Agreement.  The provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until 21 years after the death of the last survivor of the descendants of Robert Paine Scripps and John P. Scripps, alive when the Trust terminated. The provisions of the Scripps Family Agreement governing the voting of Common Voting Shares are effective for a 10-year period (October 18, 2012, to October 18, 2022) and may be renewed for additional 10-year periods.

The E.W. Scripps Company	58	2020 Proxy Statement

Proposal 2 to Ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2020

(Item 2 on Proxy Card for Vote by Common Voting Shares only)

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The audit committee has appointed Deloitte & Touche LLP (“Deloitte”) as independent registered public accountants for the Company for the fiscal year ending December 31, 2020.  Shareholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by law or otherwise.  However, the Board is submitting the selection of Deloitte to the holders of Common Voting Shares for ratification as a matter of good corporate governance.  If the holders of Common Voting Shares do not ratify the selection of Deloitte, the audit committee will reconsider the matter.  A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

Approval of the ratification of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy by the holders of the Common Voting Shares represented and entitled to vote at the Annual Meeting.  The Board recommends that holders of the Common Voting Shares vote “FOR” ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for fiscal 2020.  Proxies for Common Voting Shares solicited by the Board will be voted “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for fiscal 2020, unless shareholders specify a contrary choice in their proxies.  Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against Proposal 2.

Service Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth fees for all professional services rendered by Deloitte to the Company for the years ended December 31, 2019, and December 31, 2018.

	2019	2018

Audit fees	$2,253,449	$1,425,155
Audit-related fees	92,028	2,028
Total audit and audit-related fees	2,345,477	1,427,183
Tax fees	—	—
Total fees	$2,345,477	$1,427,183

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company and certain subsidiary companies, review of financial statements included in the Company’s quarterly 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees — These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: due diligence related to mergers and acquisitions; audits and reviews associated with registration statements related to mergers and acquisitions; other

The E.W. Scripps Company	59	2020 Proxy Statement

attestations by Deloitte, including those that are required by statute, regulation or contract; and consulting on financial accounting/reporting standards and controls.

Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; tax compliance for employee benefit plans; and tax work stemming from “Audit-Related” items.

These services are actively monitored (both spending level and work content) by the audit committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The committee concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

The E.W. Scripps Company	60	2020 Proxy Statement

Proposal 3 Advisory (Non-Binding) Vote to Approve Named Executive Officer Compensation

(Item 3 on Proxy Card for Vote by Common Voting Shares only)

At the 2017 Annual Meeting of Shareholders, the holders of Common Voting Shares approved the Company’s recommendation to have an advisory (non-binding) vote to approve named executive officer compensation (a so-called “say-on-pay” vote) on an annual basis. The advisory vote is a non-binding vote on the compensation of the Company’s “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement.

The vote under this Proposal 3 is advisory, and therefore not binding on the Company, the Board or our compensation committee. However, our Board, including our compensation committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Holders of Common Voting Shares will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:

RESOLVED, that the holders of the Common Voting Shares of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure and related material, set forth in the Company’s definitive Proxy Statement for the Annual Meeting.

Approval of this Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy of the Common Voting Shares represented and entitled to vote at the Annual Meeting. The Board recommends that holders of such shares vote FOR the approval of Proposal 3. Proxies for Common Voting Shares solicited by the Board will be voted FOR Proposal 3 unless shareholders specify a contrary choice in their proxies. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of Proposal 3. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against Proposal 3.

The E.W. Scripps Company	61	2020 Proxy Statement

Equity Compensation Plan Information

The following table provides information as of December 31, 2019, about our equity compensation plans under which awards are currently outstanding.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	1,470,579	(1)(3)(4)	$—	5,106,787	(2)
Equity compensation plans not approved by security holders	—		$—	—
Total	1,470,579		$—	5,106,787

(1)

Includes the following plans: Long-Term Incentive Plan (“LTIP”), which encompasses the issuance of stock options, restricted shares, performance-based restricted shares, restricted share units; ESPP; and Deferred Compensation and Stock Plan for Directors (“DCSPD”).

(2)	Represents the maximum number of Shares that may be issued pursuant to awards other than stock options under the LTIP.
(3)

Includes 1,120,085 time-based restricted share units and 286,023 performance-based restricted share units.  The performance-based restricted share units were earned at 120% of target.  The actual number of restricted share units delivered under the LTIP was determined on February 25, 2019 and is set forth in the “Number of Shares or Units of Stock that have Not Vested” column of the Outstanding Equity Awards at Fiscal Year-End table of this Proxy Statement.  These shares are not included in the weighted average exercise price.  The executives have no rights to vote with respect to the underlying restricted share units until the date on which the actual number of shares are determined and issued to the executive.  The executives are entitled to dividend equivalents if and when dividends are paid on Class A Shares.

(4)

Includes 64,471 phantom shares credited to the accounts of directors under the DCSPD that will be paid in shares.  These shares are not included in the weighted average exercise price.  Under the DCSPD, a non-employee director may elect to defer payment of the cash compensation received as a director.  The director may allocate the deferrals between a phantom stock account that credits earnings including dividends, based on the Company’s shares, or to a fixed income account.  The deferrals are paid to the director at the time he or she ceases to serve as a director or upon a date predetermined by the director.  Payments may be made in cash, shares, or a combination of cash and shares.

Delinquent Section 16 Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10 percent of the Company’s Class A Common Shares (“10 percent shareholders”), to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of Class A Common Shares and other equity securities of the Company. Officers, directors and 10 percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on a review of filings made with the Securities and Exchange Commission and written representations from directors and officers that no other reports are required for the year ended December 31, 2019, all of the Company’s executive officers, directors and 10 percent shareholders complied with the requirements of Section 16(a) in a timely manner during 2019, except that one Form 4 for each of the Company’s executive officers (Adam P. Symson, Lisa A. Knutson, William Appleton, Brian G. Lawlor, Laura M. Tomlin and Douglas F. Lyons) reporting the issuance of additional restricted share units as a result of the Company’s performance was inadvertently filed 13 days late.

The E.W. Scripps Company	62	2020 Proxy Statement

Shareholder Proposals for 2021 Annual Meeting

Any shareholder proposals intended to be presented at the Company’s 2021 Annual Meeting of Shareholders must be received by the Company at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202, on or before November 13, 2020, and must otherwise comply with the Securities and Exchange Commission’s rules, to be considered for inclusion in our proxy materials for the Company’s 2021 Annual Meeting of Shareholders. Such proposals should be submitted by certified mail, return receipt requested.

If a shareholder intends to raise a proposal at the Company’s 2021 Annual Meeting of Shareholders that he or she does not seek to have included in the Company’s proxy materials, the shareholder must notify the Company of the proposal on or before February 12, 2021. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if raised at the 2021 Annual Meeting of Shareholders, whether or not there is any discussion of such proposal in the 2021 proxy statement.

Other Matters

This Proxy Statement, the Company’s 2019 Annual Report and other materials will be mailed to shareholders of record beginning on or about March 23, 2020.  Copies of these documents, as well as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 may be obtained free of charge either on our website or by contacting the Corporate Secretary at: The E.W. Scripps Company, 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202, Attention: Corporate Secretary.

Only one copy of this Proxy Statement is being delivered to shareholders that reside at the same address and share the same last name, unless such shareholders have notified the Company of their desire to receive multiple copies of this Proxy Statement.  This procedure is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.  The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any shareholder residing at an address to which only one copy was mailed.  Requests for additional copies should be directed to the Corporate Secretary at: The E.W. Scripps Company, 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202, Attention: Corporate Secretary.  Shareholders residing at the same address and currently receiving multiple copies of this Proxy Statement may contact the Corporate Secretary at: The E.W. Scripps Company, 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202, Attention: Corporate Secretary, to request that a single copy of a proxy statement be mailed in the future.

The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by submitting a new proxy with a later date, notifying the Company’s secretary in writing before the Annual Meeting, or voting in person at the Annual Meeting.

The persons named in the enclosed proxy, or their substitutes, will vote the shares represented by such proxy at the Annual Meeting. The forms of proxy for the two classes of shares permit specification of a vote for persons nominated for election as directors by each such class of stock, as set forth under “Election of Directors” above, and the withholding of authority to vote in the election of such directors or the withholding of authority to vote for one or more specified nominees. Where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect directors as set forth under “Election of Directors.”

With respect to Proposal 2 and Proposal 3 upon which the holders of the Common Voting Shares will vote, where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made with respect to the proposal, such shares will be voted in favor of such proposal.

The E.W. Scripps Company	63	2020 Proxy Statement

Director nominees who receive the greatest number of affirmative votes will be elected directors. The proposal to ratify the Company’s independent public accounting firm and the proposal to approve executive compensation must receive the affirmative vote of a majority of the Company’s Common Voting Shares cast at the Annual Meeting in person or by proxy. All other matters to be considered at the Annual Meeting require for approval the favorable vote of a majority of the Common Voting Shares cast at the Annual Meeting in person or by proxy. If any other matter properly comes before the Annual Meeting or at any postponement or adjournment thereof, the persons named in the proxy will vote thereon in accordance with their judgment to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. The Company does not know of any other matter that will be presented for action at the Annual Meeting, and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the Annual Meeting.

The Signatories to the Scripps Family Agreement have informed the Company that at a meeting of the Signatories held pursuant to the Scripps Family Agreement on March 11, 2020, the Signatories approved election of the eight nominees for the Director positions elected by the holders of Common Voting Shares and approved Proposal 2 and Proposal 3.  Accordingly, based on such approval, the Signatories will vote the Common Voting Shares held of record by them in favor of such nominees, in favor of Proposal 2, and in favor of Proposal 3 at the Annual Meeting.

By order of the Board,

Julie L. McGehee, Esq.
Secretary and Vice President

March 23, 2020

The E.W. Scripps Company	64	2020 Proxy Statement

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E98374-P36162 ! ! ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. THE E.W. SCRIPPS COMPANY Please indicate if you plan to attend this meeting. 1a. Lauren Rich Fine 1b. Wonya Y. Lucas 1c. Kim Williams 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following proposal: For Withhold Directors Recommend For For For Yes No SCAN TO VIEW MATERIALS & VOTE w THE E.W. SCRIPPS COMPANY 312 WALNUT STREET SUITE 2800 CINCINNATI, OH 45202 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E98375-P36162 THE E.W. SCRIPPS COMPANY Annual Meeting of Shareholders May 4, 2020 4:00 PM (Local Time) This proxy is solicited by the Board of Directors The undersigned appoints Lisa A. Knutson and Julie L. McGehee, each with full power of substitution, to act as proxies for the undersigned, and to vote all Class A Common Shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Monday, May 4, 2020 at 4:00 P.M. (Local Time) at the Scripps Center 10th Floor Conference Center, 312 Walnut Street, Cincinnati, OH 45202, and any and all adjournments thereof, as set forth on the reverse side. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: FOR the nominees for directors specified. Continued and to be signed on reverse side

w   SCAN TO   VIEW MATERIALS & VOTE   THE E.W. SCRIPPS COMPANY   312 WALNUT STREET   SUITE 2800   CINCINNATI, OH 45202   VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above   Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.   VOTE BY PHONE - 1-800-690-6903   Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2020. Have your proxy card in hand when you call and then follow the instructions.   VOTE BY MAIL   Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  E98376-P36162     THE E.W. SCRIPPS COMPANY   The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.   1. Election of Directors   Nominees:   Directors Recommend   For   Withhold     !  !   1a. Marcellus W. Alexander, Jr.   For   !   !  1b. Charles L. Barmonde   For   !   !  1c. Richard A. Boehne   For   !  !   1d. Kelly P. Conlin   For   !   !  1e. John W. Hayden   For   !   !  1f. Anne M. La Dow   For   !  !   1g. R. Michael Scagliotti   For   !   !   For   1h. Adam P. Symson     For   Against   Abstain   2. Ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2020.   !   !   !   For   For   Against   Abstain   !   !   !   3. Advisory (non-binding) vote to approve named executive officer compensation.   Yes   No   For   !   !   Please indicate if you plan to attend this meeting.   Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  E98377-P36162  THE E.W. SCRIPPS COMPANY  Annual Meeting of Shareholders  May 4, 2020 4:00 PM (Local Time)  This proxy is solicited by the Board of Directors  The undersigned appoints Lisa A. Knutson and Julie L. McGehee, each with full power of substitution, to act as proxies for the undersigned, and to vote all Common Voting Shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Monday, May 4, 2020 at 4:00 P.M. (Local Time) at the Scripps Center 10th Floor Conference Center, 312 Walnut Street, Cincinnati, OH 45202, and any and all adjournments thereof, as set forth on the reverse side.  This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted:  FOR the nominees for directors specified, and FOR items 2 and 3.  Continued and to be signed on reverse side